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Notice of 2020 Annual Meeting of Shareholders & Proxy Statement Jacobs Challenging today Reinventing tomorrow.

Notice of 2020 Annual Meeting of Shareholders & Proxy Statement Jacobs Challenging today Reinventing tomorrow.

ii | 2020 Proxy Statement Challenging today. Reinventing tomorrow. Fellow shareholders, It’s a historic time for our company. We completed another year of record financial performance. We launched a three-year accelerated profitable growth strategy. We divested our Energy, Chemicals and Resources business while acquiring KeyW and announcing the acquisition of Wood Group’s nuclear business, strengthening our shift to a higher margin portfolio. We launched a new brand and continued to challenge ourselves in building a strong inclusive culture where people are inspired to innovate new solutions for ourselves and our clients. We delivered strong financial performance. We achieved results at the high-end of our 2019 financial outlook that we provided our shareholders. Jacobs posted net revenue growth of 13% for the year, with full-year earnings per share up double-digits year-overyear. Both lines of business also achieved double-digit growth in operating profit. And we outperformed industry peers on measures of shareholder value, with a one-year total shareholder return of 20% and a three-year return of 82%, placing Jacobs in the top quartile of our peer group and above the S&P 500 index for both periods. We unveiled our new brand — Jacobs: Challenging today. Reinventing tomorrow. As part of our strategy, our new brand was created from an understanding of where we’ve been, what’s true to our culture and our strategy going forward. Central to it is our new tagline: Challenging today. Reinventing tomorrow. Signaling our transition from an engineering and construction company to a global technology-forward solutions company, we have a new look and plan to have a new name — Jacobs Solutions Inc. — and we begin trading as simply J on the New York Stock Exchange on Dec. 10. Our new brand is the culmination of a one-year journey, involving more than 6,200 employees and 1,200 clients and shareholders who participated in surveys, focus groups and workshops. This brand articulates who we are and empowers us to tell our story: one that reflects our incredible journey together and the direction we’re headed. We benefitted from an engaged Board and robust governance. In 2019, Chris Thompson was elected as the new Lead Independent Director. I want to thank Linda Fayne Levinson for her tenure as Lead Independent Director. As the first to hold this position, Linda provided valuable leadership during three of the most transformational years in our company’s history, and the Board will continue to benefit from her expertise and guidance as we embark on our new strategy. We also welcome Georgette Kiser and Barb Loughran who joined the Board this year. They bring in-depth experience in technology, innovation and business leadership, further expanding the diverse geographic, industry and technical backgrounds represented on our Board. I want to thank Dawne Hickton for her contributions to the Board from 2015 through May of 2019. We are fortunate that we are now benefitting from her significant leadership experience in her position as Executive Vice President and COO of Critical Mission Solutions. Also, on behalf of the Board, we thank Barry Williams, who is retiring in January, for his 25-year tenure as a director first of CH2M, then Jacobs. His entrepreneurial and financial • $13B annual revenue • Global workforce of approximately 52,000 • Ranked Nº. 1 in our industry on Fortune’s 2019 World’s Most Admired Companies list • Named a 2020 Women on Boards “W” Winning Company for having 27% women on our Board

2020 Proxy Statement | iii leadership was critical to our successful integration. In addition, we benefit from a fully engaged Board who participated in our Jacobs Employee Network Groups and played an active role in developing our new three-year growth strategy, acquisitions and divestitures, and enterprise risk management. We also began offering voluntary in-depth educational sessions in connection with each of our regular Board meetings so that our directors can be even more engaged with our business leaders across the company. We continued our investment in our people. Our people are our brand, which means we each have an important role to play. What we stand for as a company is communicated through what we say as well as what we do. We made deep inroads in the investment of our people, culture and inclusion. Last year we made a commitment to lead by example through inclusion and diversity in our senior leadership and we’ve now achieved executive team diversity of 75% (with six of eight positions held by women or people of color). We also increased the diversity of our board of directors, achieving 27% women and 45% overall diversity, and we launched Conscious Inclusion training for all employees, having trained 82% of our global workforce to date, including 100% of our senior leadership team. As we face some of the world’s toughest challenges, including clean water, affordable energy, connectivity, climate change, environmental pollution and economic growth, our people are working to find better ways to create an enduring legacy. Aligned with the United Nations Sustainable Development Goals, we launched PlanBeyond™ as our approach to sustainability — planning beyond today for a more sustainable future for everyone. This year we’ve established 12 goals around people, places and partnerships and will be reporting on those goals throughout FY20. We continued to demonstrate safety excellence with another year of zero employee fatalities at work, and a total recordable incident rate of 0.20, compared to the industry’s most recently reported aggregate rate of 0.70. Additionally, Jacobs invested more than $2 million in FY19 in mental health training, awareness and support for its employees, with a focus on destigmatizing mental health issues. Through our Mental Health Matters program, Jacobs now has more than 1,600 trained Positive Mental Health Champions and trainers across 26 countries, resulting in at least one champion for every 33 employees. We launched a new three-year growth strategy. After spending three years transforming our portfolio and setting the foundation to get us where we are today, we launched a three-year accelerated profitable growth strategy at Investor Day in February, focused on innovation and continued transformation to build upon our position as the leading solutions provider for our clients. Our acquisitions of KeyW and Wood Group’s nuclear businesses further position us as a leader in high-value government services and technologyenabled solutions, enhancing our portfolio by adding intellectual property-driven technology with unique proprietary C5ISR rapid solutions, and amplifying Jacobs’ position as a Tier-1 global nuclear services provider. We have turned the course of Jacobs’ future and are now focused on broadening our leadership in high growth sectors, solving challenges across thriving cities, resilient environments, mission-critical outcomes, operational advancement, scientific discovery and cutting-edge manufacturing. To address these challenges, we are establishing innovation centers that will help us develop and advance new solutions that leverage a core set of technologies, including automated design, applied geospatial science, predictive data analytics, Internet of Things and cybersecurity. As I reflect on these successes and those who helped get us here, I want to personally thank Gary Mandel who’s devoted more than 23 years of service and made considerable contributions to the company, playing a crucial role in our integration of CH2M and divestiture of ECR, positioning us well for the next stage of our journey. I was honored to announce Gary as the first inductee to the Jacobs Hall of Fame last December. Looking forward to fiscal 2020 From a profitable growth perspective, our strategic portfolio actions have positioned the company in higher value markets that further enable us to deliver on our profitable growth strategy. Our backlog and sales pipeline remain robust and we are focused on efficiently deploying investments in our business. We remain on track to achieve our 2021 financial targets provided at our 2019 Investor Day. I want to thank the Jacobs Board of Directors for their continued leadership and governance. Three years ago, we set a goal to become a company like no other, and with their active participation and counsel, we delivered strong results and have proven we can take Jacobs to the next level. Today we embrace a future of infinite possibilities with a new brand that reflects who we are and where we are going — capturing the shared passion, pride and drive of our people as we work with our clients and partners to solve some of the world’s biggest challenges. As we do so, our values continue to drive our behaviors, relationships and outcomes: We do things right. We challenge the accepted. We aim higher. We live inclusion. These values dominate the fabric of all that we do here at Jacobs. We see every day as an opportunity to make the world better; creating forward-thinking, impactful solutions for our clients, shareholders and communities. This is Our Jacobs. Steve Demetriou Chair and Chief Executive Officer

We do things right

We always act with integrity — taking responsibility for our work, caring for our people and staying focused on safety and sustainability. We make investments in our clients, people and communities, so we can grow together.

From the way we operate our business, to the work we perform with clients and other organizations, we continue to look at ways we can make a positive environmental, societal and economic difference for businesses, governments and communities around the world. Aligned with the United Nations Sustainable Development Goals (UN SDGs), PlanBeyond™ is our approach to sustainability — planning beyond today for a more sustainable future for everyone. During FY19 we made clear progress on our 12 PlanBeyond 2020 goals.


PEOPLE
BEING THE EMPLOYER OF CHOICE
OUR HEALTH & WELLBEING
INCLUSION & DIVERSE TALENT
PARTNERSHIPS
ENABLING CHANGE THROUGH SMART SOLUTIONS
LEADING THROUGH INNOVATION
PARTNERING FOR GROWTH & IMPACT
PLACES
CREATING SUSTAINABLE PLACES TO LIVE AND WORK
THRIVING COMMUNITIES
OPTIMIZING OUR FOOTPRINT

Optimizing our footprint

We're focused on reducing our greenhouse gas emissions and helping our customers integrate low-carbon solutions into their capital projects and operations. Our outstanding environmental performance during FY19 saw no significant environmental incidents in our operations.

We received the 2019 Climate Leadership Award, and Environmental Business International (EBI) also recognized our work with 11 Business Achievement Awards for Environmental and Climate Change Innovations for leadership and outstanding performance in our environmental and climate change work in 2018.

> **We turned 2.6K pounds of space waste into building blocks for exploration and sustainability – contributing to recycling, reuse and waste diversion goals and creating a lasting benefit for Kennedy Space Center.**

Conducting our business with integrity

Our Ethics and Code of Conduct are rooted in our values and provide the standards and support to help us successfully navigate issues, make the right decisions and conduct our business with the integrity that reflects our heritage and ethical reputation. We uphold Jacobs' global Supplier Code of Conduct, and in 2020 we are developing our sustainability partnership dialogue with 15 global suppliers.

We respect the human rights and dignity of people in our operations, supply chain and the communities where we work. Our approach is guided by international principles including the United Nations Guiding Principles on Business and Human Rights. In 2020, we are publishing our new Human Rights Policy.

Our culture of caring

At Jacobs, we believe the wellbeing of our people is fundamental to our success. Through our BeyondZero® culture of caring and genuine concern for each other, we work together to create a workplace that values the safety, positive mental health and sense of belonging of all employees.

We continued to demonstrate safety excellence with another year of zero employee fatalities at work, and a total recordable incident rate of 0.20, compared to the North American Industry Classification System's most recently reported aggregate rate of 0.70. During the year, the EBI recognized Jacobs' Mental Health Matters program for Social Contribution Merit, and we also received a Silver Award in the Mind Workplace Wellbeing Index, recognizing our progress and commitment to the mental wellness of our employees.

iv Jacobs | 2020 Proxy Statement

2020 Proxy Statement | v Partnering with our communities We live and play in the communities where we work — so we’re personally invested in doing what is right for people in the places and communities we’re connected with. We provide infrastructure, technology and intelligence solutions to help communities build resiliency today for a better tomorrow. Anticipated to add more than 1,000 residents and hundreds of permanent jobs, Vertical Medical City, Orlando involves the redevelopment of a critical brownfield site to provide urban healthy living and aging-in-place environments, sustainable building, vertical farming and an artificial intelligence interface. Our global science, technology, engineering and mathematics (STEM) Ambassador network activities help us build partnerships with schools and other education organizations and form lasting relationships that inspire the next generation and sustain our business. Jacobs’ volunteers supported the Malawi on a STEM Build expedition and the Bridges to Prosperity Women’s Suspension Build in Uganda. As natural disasters strike in the regions and communities where we work, we provide support and other relief efforts to aid in disaster response operations. We provided an emergency team to complete hundreds of inspections in the U.S. Virgin Islands, accelerating repairs and getting families into their homes over the holidays. Committed to giving back, engaging with communities and building enduring partnerships, Jacobs donated more than $2.7 million this year as part of our global giving program. Achievements 2019 • Zero employee fatalities at work • 5% decrease in motor vehicle incidents on trafficable roads • 66% decrease in motor vehicle incidents of high potential consequence • 1,600 trained Positive Mental Health Champions • 90% of our global senior leadership team are trained mental health champions, helping efforts to normalize the conversation throughout Jacobs • $2 million invested in mental health training, awareness and support • 400,000 disposable plastic gloves eliminated from the waste stream across multiple client sites • $200,000 raised by employees to support Water For People’s mission, with Jacobs contributing an additional $50,000 • 82% of our global workforce and 100% of our senior leadership trained for Conscious Inclusion training Shaping tomorrow • In 2020, as part of our developing Climate Action Plan, we are setting carbon-related goals • In 2020, we are increasing our commitment to developing more sustainable workplaces and office sustainability practices • By 2020, we are incorporating the UN SDG impact reporting into Jacobs’ project reporting tools and are launching a new global sustainability and resilience project framework procedure • By 2022, we are targeting a 20% reduction in travel-related carbon emissions • In 2020, all of Jacobs’ Vice Presidents will become Safety Ambassadors, committing to personally delivering safety training • In 2020, 100% of Jacobs’ Senior Leadership Team will be trained in Positive Mental Health • In 2020, we will be launching a new Global Giving and Volunteering program to help us focus, maximize and measure our efforts and positive impact P L

We challenge the accepted



We know that to create a better future, we must ask the difficult questions. We always stay curious and are not afraid to try new things

What we do is more than a job; we work every day to make the world better for all. To us, everything we do — whether combatting water scarcity, addressing aging infrastructure, providing access to life-saving therapies or thwarting sophisticated cyberattacks — is more than projects outlined in proposals and business plans. They're our challenges as human beings, too.

We're willing and capable of disrupting the status quo — setting the standards of how we live over and over. Whether with our clients or in our own business, we tackle what matters most, so the future is better for each of us.

Transforming our innovation culture

In the past year, we established five innovation hubs — geospatial science, cybersecurity, automated design, Internet of Things (IoT — including 5G and edge computing) and predictive data analytics (including artificial intelligence and machine learning) to fuel more complete, higher-value solutions to address today's most-pressing issues and the bigger challenges of tomorrow.

But, we're not stopping there. In the coming year, we'll continue engaging in emerging technologies like blockchain, additive construction and quantum computing, so that when those technologies mature, Jacobs is positioned to apply them to our projects to redefine what's possible.

11 awards from the Environmental and Climate Change Business Journal in 2018, celebrating solutions with our clients.

Nº 1 on Engineering News-Record's Top 500 Design Firms List; and top spots in 19 ENR market sectors, including aerospace, manufacturing, airports, health care, government offices, ports & maritime and wastewater treatment plants — just to name a few.

In our key focus areas we combine our deep domain knowledge with the latest advances in technology to deliver solutions to solve our customer's most complex challenges.

Cutting-Edge Manufacturing

Rapidly evolving, complex technology facilities require fast-paced, innovative solutions. Bringing an inspired blend of collaborative, creative excellence we deliver innovation — at any budget — from electronics to pharmaceuticals, to universities and governments around the world.

Mission Critical Outcomes

For the first time in history, security threats have no borders. Recognizing this threat, we work with defense, intelligence and law enforcement communities around the globe to ensure people, their information and our most critical networks stay protected.

Operational Advancement

It's one thing to dream up new solutions. At Jacobs, we also deliver them. To turn abstract ideas into realities that transform the world for good, it takes foresight into what's possible, courage to create solutions for the unknown and the knowledge and skills to make them real.

Resilient Environments

Environmental stewardship and climate change are the defining issues of our time. We tackle these challenges differently because we know that whatever we face, we have greater opportunities today to emerge stronger tomorrow.

Scientific Discovery

We solve some of the most complex challenges of exploration — both in space and closer to home. From wind tunnels to launch and from research to results, we invent by imagining what's possible.

Thriving Cities

Prosperous communities. Healthy cities. A brighter future. By working together to build a better future for everyone, we envision and deliver cities that are smarter and more connected. Inclusive and competitive. Safe and resourceful.

vi Jacobs | *2020 Proxy Statement*

We aim higher

We do not settle — always looking beyond to raise the bar and deliver with excellence. We are committed to our clients by bringing innovative solutions that lead to profitable growth and shared success.

We craft solutions that affect the way people live. From accelerating the next generation of innovators to the world's first ultra-low emission zone, from helping communities recover to monitoring water quality to protect public health, we solve for better, never losing sight of our responsibility to each other.

In the next few pages, we share examples of ideas turned into bold, intelligent solutions for a more connected, sustainable tomorrow.

Cutting-Edge Manufacturing

Rapidly evolving, complex technology facilities require fast-paced, innovative solutions.

- As main contractor for Bristol-Myers Squibb's reimagined biologics manufacturing facility in Dublin, we accelerated speed to market for life-saving immuno-oncology medicine, and laid the groundwork for future buildings for development and manufacturing to meet future production and testing needs.
- Integrating construction efforts – which involved concurrent commissioning, qualification and operation of a drug substance facility within an active construction site – allowed us to design and engineer Pfizer's new biotechnology center within 25 months of breaking ground and with a perfect safety record. Now, as Asia's first biotechnology center, the facility produces high-quality, affordable biosimilar medicines for patients in China and globally.

Mission Critical Outcomes

For the first time in history, security threats have no borders.

Recognizing this threat, we work with defense, intelligence and law enforcement communities around the globe to ensure people, their information and our most critical networks stay protected.

- Our proprietary software-defined KeyRadar® is flexible and deployable across all-weather, day/night operations and high altitudes to provide rapid, simultaneous imaging and tracking for any mission – a critical solution for organizations such as the U.S. Air Force and U.S. Navy.
- From continuous diagnostics and mitigation to big data analytics, threat intelligence, threat hunting and vulnerability assessments, to security training and remediation services – we're identifying threats before they occur and delivering proactive cybersecurity in near real-time. And, we're providing these services right now to protect approximately $1.5 trillion in U.S. federal student loans against global threats.

Operational Advancement

It's one thing to dream up new solutions. At Jacobs, we also deliver them.

- Alongside the San Francisco Public Utilities Commission, we developed a cutting-edge application of magnetic flux leakage technology to access data for early detection of weak spots on water mains to mitigate costs and future repairs, and ensure safe, reliable water services for tomorrow.
- Our predictive, data-driven maintenance approach keeps NASA's Kennedy Space Center's systems running smoothly by introducing data-driven, best-value and environmentally-sound planning and scheduling of system maintenance and improvements to prepare for launch dates into the future.

Resilient Environments

Environmental stewardship and climate change are the defining issues of our time.

- We're working with NASA scientists to leverage remotely-sensed data and images shot from 240 miles overhead on the International Space Station to provide critical disaster response aid and help communities recover. And, we're

2020 Proxy Statement | Jacobs vii

viii | 2020 Proxy Statement on the ground assisting with critical Federal Emergency Management Agency (FEMA) disaster-related operations throughout the U.S. and its territories. • During the last decade, we’ve safely managed the environmental cleanup of the Central Plateau at the Hanford Site, cleaning up solid and liquid wastes left behind from decades of weapons production as part of America’s defense program, and protecting the valuable Columbia River resource. We solve some of the most complex challenges of exploration – both in space and closer to home. • We’re working with NASA scientists to explore planetary habitat manufacturing and assembly technologies, such as 3D printing, to develop options for practical, affordable and flexible structures capable of thriving whether on land or in space. • In partnership with Cisco and s::can, we’re using advanced Internet of Things (IoT) sensors and wireless data capabilities to pave the way for early detection of potential waterborne bacteria issues, before they can harm water supplies or public health. Prosperous communities. Healthy cities. A brighter future. At the forefront of the urban movement are examples set by great world cities and supported by Jacobs: • London is implementing the world’s first ultra-low emission zone, one of a series of measures to tackle poor air quality in the capital, protecting public health and helping thousands of Londoners to breathe cleaner air. • Calgary implemented the largest in-vessel based composting operation in Canada, reducing the amount of organic waste sent to the city landfill from single family homes by 46% in just one year of operation. • Sydney is exploring intelligent traffic technologies for its motorways during the next 20 years and is implementing the region’s first smart motorway, the M4 Western, which is expected to reduce crashes by up to 30%. • And Miami is undertaking an ambitious Ocean Outfall project to eliminate wastewater discharge to the ocean by 2025, protecting its wastewater facilities from extreme weather and climate-related risks — and is also exploring a natural infrastructure option aimed at keeping the city dry through variating climate. Thriving Cities Shaping tomorrow Science, technology, engineering and math (STEM) are at the epicenter of challenging today and reinventing tomorrow: • Helping young minds reach for the stars, we’re proud mentors and volunteers in the FIRST® robotics community, which reached more than 570,000 students across 110 countries during the last year. • We worked alongside the City and County of Denver and Scholars Unlimited on the Next Generation City Builder’s program, designed to engage 300 diverse students in STEM-based learning opportunities as a strategy to address the city’s workforce gaps and expose young learners to related careers. Scientific Discovery

2020 Proxy Statement | ix We live inclusion We put people at the heart of our business. We have an unparalleled focus on inclusion, with a diverse team of visionaries, thinkers and doers. We embrace all perspectives, collaborating to make a positive impact. The aperture of inclusion is broader than lifestyle and culture. Joining, belonging and thriving — these are Jacobs’ key elements in retaining talent and developing a culture where people want to stay — a place where you can bring your whole self to work. This year brought a lot of change for our people — a talent force of approximately 52,000 — and we doubled down on making sure talent, inclusion and diversity remained at the top of our priorities by focusing on the employee experience during our portfolio transformation. We put the spotlight on ensuring that Jacobs is an employer of choice in every way: we aspire to be a meritbased organization that is inclusive and diverse; we take on the responsibility to continually recruit and develop the best talent; and we continue to foster leadership and innovation. In 2019 we continued to push the envelope around the following pillars: Culture building and engagement • We added a new employee network, ACE (Assist, Connect, Educate) to promote and raise awareness of those with physical, cognitive and mobility impairments, and to support caregivers, their families and friends, as well as our clients and members of the community. • Broadening LGBTQI+ recognition, our executive leadership team participated in the Pride march in our hometown of Dallas, we took top honors on the HRC’s 2019 Corporate Equality Index — making us a “Best Place to Work for LGBTQI+ Equality.” • Launched Conscious Inclusion training for all employees and trained 82% in 2019. Leadership commitment and accountability • Since joining the Catalyst CEO Champions For Change, we’ve appointed the first female executive vice president in the company’s history, and five of our eight executive leadership team members are now women. • We were honored by 2020 Women on Boards for our commitment to Board diversity in having at least 20% women on our board of directors — ultimately achieving executive team diversity of 63% and Board diversity of 45%. • Each member of our senior leadership team has signed our Inclusion & Diversity Accountability and Commitment Statement, committing to aim higher, challenge what’s accepted, and hold themselves accountable for creating a company where every employee is empowered to thrive, knowing their individual value is recognized. Development of our talent • We launched our new E3 program designed to Engage, Excel and Elevate as an opportunity to provide our employees a defined career trajectory. • Through collective recruitment we leverage our network of employees to elevate recruitment around the world, resulting in 30% of our hires coming from employee referrals globally. • Aiming to be the employer of choice for the brightest and most innovative university students, we strengthened our future talent through increasing the number of interns and grads hired in 2019, resulting in 959 interns and 873 graduates globally, with a goal of hiring 30% more interns and graduates in 2020. ACE Careers Network Enlace Harambee OneWorld Prism VetNet Women’s Network More than 16,500 employees are involved in our 8 employee networks:

x 2020 Proxy Statement NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS When: Tuesday, January 14, 2020, at 2:30 p.m., Eastern Standard Time Where: Exploration Tower, 670 Dave Nisbet Drive, Port Canaveral, Florida 32920 We are pleased to invite you to join our Board of Directors and senior leadership at the Jacobs Engineering Group Inc. (the Company) 2020 Annual Meeting of Shareholders (Annual Meeting). Business Items 1. Election of the directors named in the Proxy Statement to hold office until the 2021 annual meeting. 2. Advisory vote to approve the Company’s executive compensation. 3. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 2, 2020. 4. Discuss any other business that may properly come before the Annual Meeting. Record Date The shareholders of record at the close of business on November 21, 2019, will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof. Proxy Voting It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and mailing the proxy card or voting instruction card sent to you. You also have the option of voting your shares electronically via the Internet or by telephone. Voting instructions are printed on your proxy card, voting instruction card, or Notice of Internet Availability of Proxy Materials. To ensure your shares are represented at the meeting, please cast your vote by mail, telephone, or Internet as soon as possible, even if you plan to attend the meeting in person. How to Cast your Vote Your vote is important. All shareholders who owned common stock of the Company at the close of business on the Record Date of November 21, 2019, may vote. You may vote in one of the following ways: Vote by Internet www.proxyvote.com Vote by Telephone 1 (800) 690-6903 Or the telephone number on your proxy card Vote by Mail Sign, date, and return your proxy or voting instruction card Vote in Person Attend the meeting in Port Canaveral, Florida on January 14, 2020 If your shares are held in a stock brokerage account or by a bank or other record holder, please refer to the instructions from your bank, brokerage account, or other record holder. By order of the Board of Directors, Michael R. Tyler Senior Vice President, General Counsel and Corporate Secretary Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to be Held on January 14, 2020 The Proxy Statement and accompanying 2019 Annual Report to Shareholders are available at http://materials.proxyvote.com/469814

2020 Proxy Statement xi TABLE OF CONTENTS LETTER TO OUR SHAREHOLDERS ii NOTICE OF THE 2020 ANNUAL MEETING AND HOW TO VOTE x PROXY STATEMENT 1 General 1 About the Annual Meeting 1 PROPOSAL NO. 1 – ELECTION OF DIRECTORS 4 MEMBERS OF THE BOARD OF DIRECTORS 4 Director Experience Matrix 5 Director Biographies 6 CORPORATE GOVERNANCE 16 Highlights 16 The Board’s Role in Risk Oversight 17 Board Leadership Structure 17 Board Composition 18 Independence of Directors 19 Director Nominations 19 Committees of the Board of Directors 20 Corporate Governance Guidelines 22 Director Education 22 Annual Board and Committee Evaluations 23 Attendance at Meetings of the Board and its Committees and the Shareholder Meeting 23 Code of Ethics 23 Stock Ownership Guidelines 24 Contacting the Board of Directors 24 Availability of Documents 25 Compensation of Directors 25 Forward-Looking Statements 28 PROPOSAL NO. 2 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION 29 COMPENSATION COMMITTEE REPORT 30 COMPENSATION DISCUSSION AND ANALYSIS (CD&A) 31 Executive Summary 31 Our Executive Compensation Philosophy 32 Our Executive Compensation Program and Practices 32 The Compensation Decision Process 34 Assessing Compensation Competitiveness 34 Say-on-Pay 36 Shareholder Engagement 36 Compensation Elements 36 Other Benefits 47 EXECUTIVE COMPENSATION 51 Summary Compensation Table 51 Narrative Disclosure to Summary Compensation Table 52 2019 Grants of Plan-Based Awards 53 Outstanding Equity Awards of NEOs at 2019 Fiscal Year-End 54 Option Exercises and Stock Vested in Fiscal 2019 56 Non-qualified Deferred Compensation 56 Compensation Under Various Termination Scenarios 58 Equity Compensation Plan Information 60 Pay Ratio 60 PROPOSAL NO. 3– RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP 61 REPORT OF THE AUDIT COMMITTEE 62 AUDIT AND NON-AUDIT FEES 63 SECURITY OWNERSHIP 64 Security Ownership of Certain Beneficial Owners 64 Security Ownership of Directors, Nominees and Management 65 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE 66 EXECUTIVE OFFICERS 66 SHAREHOLDERS’ PROPOSALS 66 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS 66 HOUSEHOLDING OF PROXY MATERIALS 67 ANNUAL REPORT, FINANCIAL AND ADDITIONAL INFORMATION 68 OTHER BUSINESS 68

2020 Proxy Statement 1 PROXY STATEMENT We are providing these proxy materials in connection with the 2020 Annual Meeting of Shareholders (the Annual Meeting) of Jacobs Engineering Group Inc. (the Company or Jacobs). This Proxy Statement and the Company’s 2019 Annual Report on Form 10-K were first made available to shareholders and the Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction card were first mailed to shareholders on or about December 5, 2019. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully. GENERAL The Annual Meeting will be held on Tuesday, January 14, 2020, at 2:30 p.m., local time, at Exploration Tower, 670 Dave Nisbet Drive, Port Canaveral, Florida 32920, and at any adjournment or postponement thereof. The Company’s headquarters are located at 1999 Bryan Street, Suite 1200, Dallas, Texas 75201. ABOUT THE ANNUAL MEETING Who is soliciting my vote? The Board of Directors of the Company (the Board of Directors or Board) is soliciting your vote in connection with the Annual Meeting. What is the purpose of the Annual Meeting? The Annual Meeting will be the Company’s regular, annual meeting of shareholders. You will be voting on the following matters at the Annual Meeting: Proposal Number Description Board Recommendation Page Reference 1 Election of the directors named in this Proxy Statement to hold office until the 2021 annual meeting. FOR each nominee 4 2 An advisory vote to approve the Company’s executive compensation. FOR 29 3 Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 2, 2020. FOR 61 How many votes can be cast by shareholders? Each share of common stock is entitled to one vote. There is no cumulative voting. There were 133,249,387 shares of common stock outstanding and entitled to vote on November 21, 2019 (the Record Date). How many votes must be present to hold the Annual Meeting? A majority of the outstanding shares of common stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you are present at the Annual Meeting and vote in person, a proxy card or voting instruction card has been properly submitted by you or on your behalf, or you have voted electronically via the Internet or by telephone. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee but for which the broker or other nominee (1) lacks the discretionary authority to vote on certain matters and (2) has not received voting instructions from the beneficial owner in respect of those specific matters.

2 2020 Proxy Statement How many votes are required to elect directors and approve the other proposals? Proposal No. 1 (Election of Directors): Each director is elected by a majority of the votes cast with respect to such nominee in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will have no effect on the outcome of such election. Proposal No. 2 (Advisory Vote to Approve Executive Compensation): The approval of the advisory resolution on the Company’s executive compensation requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the advisory resolution. Broker non-votes will have no effect on the outcome of the advisory votes. The results of advisory votes are not binding on the Board of Directors. Proposal No. 3 (Ratification of the Appointment of Ernst & Young LLP as Auditors): The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the proposal. This proposal is considered a routine matter with respect to which a broker or other nominee can generally vote in their discretion. Therefore, no broker non-votes are expected in connection with this proposal. How do I vote by proxy? You can vote your shares by completing and returning the proxy card or voting instruction card that was sent to you or by voting your shares electronically via the Internet or by telephone. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card or voting instruction card. Voting instructions are printed on your proxy card, voting instruction card or Notice of Internet Availability of Proxy Materials. You are encouraged to vote by proxy as soon as possible, even if you plan to attend the Annual Meeting in person. What if I don’t vote on some of the proposals? If you return your signed proxy card or voting instruction card in the envelope provided to you but do not mark selections, your shares will be voted in accordance with the recommendations of the Board of Directors with respect to such selections. Similarly, when you vote electronically on the Internet and do not vote on all matters, your shares will be voted in accordance with the recommendations of the Board of Directors with respect to the matters on which you did not vote. In connection therewith, the Board of Directors has designated Mr. Steven J. Demetriou, Mr. Kevin C. Berryman and Mr. Michael R. Tyler as proxies. Shareholders that vote by telephone must vote on each matter. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, or by Internet or telephone, your shares will be voted in accordance with your instructions. What if I hold my shares in a brokerage account or through a bank or other nominee? If you are a beneficial owner and hold your shares in street name through a broker, bank or other nominee and do not return the voting instruction card, the broker, bank or other nominee will vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of independent registered public accounting firms, but do not have discretion to vote on the election of directors or on any advisory vote regarding the Company’s executive compensation. You may receive multiple sets of proxy materials if you hold your shares of Company common stock in multiple ways, such as directly as a holder of record or indirectly through a broker, bank or other nominee or through the Jacobs 401(k) Plans (as defined below). You are encouraged to vote all proxy cards and voting instruction cards you receive as soon as possible. What if I hold my shares in the Jacobs 401(k) Plans? If your shares of Company common stock are held in any of the Jacobs Engineering Group Field Services 401(k) Plus Savings Plan and Trust; the Jacobs Engineering Group Inc. 401(k) Plus Savings Plan; the Jacobs Project Management Co. 401(k) Plus Savings Plan; the Jacobs Union 401(k) Plus Savings Plan or the Jacobs Technology Inc. Employees’

2020 Proxy Statement 3 Savings Plan (collectively referred to as the Jacobs 401(k) Plans), you will receive a voting instruction card allowing you to instruct the trustee of the Jacobs 401(k) Plans how to vote such shares. The trustee will vote the shares credited to your account in accordance with your instructions, provided the trustee determines it can do so in accordance with the Employee Retirement Income Security Act of 1974 (ERISA). Pursuant to ERISA, the trustee would only be prevented from voting the shares credited to your account in accordance with your instructions if the independent fiduciary of the Jacobs 401(k) Plans, State Street Global Advisors (SSGA), deems that following the instructions would be a violation of the trustee’s fiduciary duties. To allow sufficient time for voting by the trustee of the Jacobs 401(k) Plans, your voting instructions must be received by January 9, 2020, at 11:59 p.m. eastern time. If you do not send instructions regarding the voting of shares in your Jacobs 401(k) Plan account(s), or if your instructions are not received in a timely manner, SSGA will direct the trustee, in SSGA’s discretion, how to vote your shares. Please follow the instructions on your voting instruction card, which may be different from those provided to other stockholders. For the avoidance of doubt, if you are a participant in a Jacobs 401(k) Plan, you may not vote directly at the Annual Meeting. You may receive multiple sets of proxy materials if you hold your shares of Company common stock in multiple ways, such as directly as a holder of record or indirectly through a broker, bank or other nominee or through the Jacobs 401(k) Plans. You are encouraged to vote all proxy cards and voting instruction cards you receive as soon as possible. Who pays for the proxy solicitation and how will the Company solicit votes? The Company bears the expense of printing and mailing proxy materials and soliciting proxies. In addition to this solicitation of proxies by mail, the Company’s directors, officers, and other employees may solicit proxies by personal interview, telephone, facsimile, or electronic communication. These individuals will not be paid any additional compensation above their regular salaries and wages for any such solicitation. The Company will request brokers and other nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares. The Company will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for a total fee of up to $20,000 plus reimbursement of expenses. MacKenzie Partners, Inc. may solicit proxies in person, by telephone or electronic communication. Can I change or revoke my vote? Yes. Even if you sign and return the proxy card or voting instruction card in the form provided to you, vote by telephone, or vote electronically via the Internet, you retain the power to revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting. You can revoke your proxy or change your vote at any time before that deadline by giving written notice to the Secretary of the Company, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy or voting instruction card or by submitting a later-dated vote by telephone or electronically on the Internet or by voting in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the shareholder of record, you must request, complete and deliver a proxy from your broker, bank or other nominee. Whom can I contact if I have questions or need assistance in voting my shares? Please contact MacKenzie Partners, Inc., the firm assisting us in the solicitation of proxies, at: MacKenzie Partners, Inc. 1407 Broadway, 27th Floor New York, New York 10018 proxy@mackenziepartners.com Call Toll-Free: (800) 322-2885 or Collect: (212) 929-5500

4 2020 Proxy Statement PROPOSAL NO. 1 — ELECTION OF DIRECTORS What are you voting on? At the Annual Meeting, shareholders will be asked to elect ten (10) directors to serve on the Board of Directors. The Board of Directors has nominated Steven J. Demetriou, Christopher M.T. Thompson, Joseph R. Bronson, Robert C. Davidson, Jr., General Ralph E. Eberhart, Georgette D. Kiser, Linda Fayne Levinson, Barbara L. Loughran, Robert A. McNamara and Peter J. Robertson for election as directors for 1-year terms expiring at the 2021 annual meeting of shareholders. When elected, directors serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. Barry L. Williams, who is currently serving on the Board of Directors and whose term is expiring on the date of the Annual Meeting, is not standing for re-election at the Annual Meeting. It is expected that, effective upon the expiration of Mr. Williams’s term, the size of the Board of Directors will be reduced from 11 to 10. If, for any reason, any nominee is unable to serve or will not serve, proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or will not serve as a director. What is the Vote Required? Each director is elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). The Company did not receive any shareholder nominations for any director and thus the election of directors at the Annual Meeting will be an uncontested election. Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will have no effect on the outcome of the election. The Board of Directors unanimously recommends that you vote FOR the election of each nominee MEMBERS OF THE BOARD OF DIRECTORS (1) As Chair, Mr. Demetriou is invited to attend each Committee meeting, except to the extent that a Committee requests to meet without Mr. Demetriou present. (2) Mr. Christopher Thompson serves as Lead Independent Director and presides over meetings of the independent directors and is invited to attend each Committee meeting. (3) Mr. Barry Williams’s term expires on the date of the Annual Meeting and he will not stand for re-election at the Annual Meeting. Directors Independent Director Since Committee Memberships Audit Human Resource & Compensation Nominating & Corporate Governance Steven J. Demetriou (1) Chair & Chief Executive Officer 2015 Christopher M.T. Thompson (2) Lead Independent Director • 2012 Joseph R. Bronson • 2003 Chair Robert C. Davidson, Jr. • 2001 Chair General Ralph E. Eberhart • 2012 • • Georgette D. Kiser • 2019 • • Linda Fayne Levinson • 1996 • • Barbara L. Loughran • 2019 • • Robert A. McNamara • 2017 • • Peter J. Robertson • 2009 Chair Barry L. Williams (3) • 2017 • •

The following pages summarize the specific experience, qualifications and background information of each director nominee that led the Board of Directors to conclude that each such person should serve on the Board of Directors.

Director Experience Matrix

Competencies / Attributes	Joseph Bronson	Robert C. Davidson, Jr.	Steven J. Demetriou	General Ralph E. Eberhart	Georgette D. Kiser	Linda Fayne Levinson	Barbara L. Loughran	Robert A. McNamara	Peter J. Robertson	Christopher M.T. Thompson
COMPLIANCE CONSIDERATIONS										
Independent Director	•	•		•	•	•	•	•	•	•
Audit Committee Financial Expert (SEC Rules)	•		•			•	•	•	•	•
Financially Literate (NYSE Rules)	•	•	•	•	•	•	•	•	•	•
Security Clearance			•	•						
EXPERIENCE										
Chief Executive Officer (CEO) Public Company	•		•					•	•	•
CEO Private Company	•	•	•	•		•			•	•
Chief Financial Officer (CFO)	•								•	
Government / Military	•			•				•		
International Operations	•	•	•	•	•		•	•	•	•
STRATEGIC COMPETENCIES										
Financial (Reporting, Auditing, Internal Controls)	•	•	•	•	•		•	•	•	
Strategy / Business Development / Mergers & Acquisitions (M&A)	•	•	•	•	•	•	•	•	•	•
Talent / Organizational Development	•	•	•	•	•	•	•	•	•	•
Project Delivery	•	•	•	•	•	•	•	•	•	•
Legal / Risk Management / Compliance	•	•	•	•	•	•	•	•	•	•
Public Company / Governance	•	•	•	•	•	•	•	•	•	•
Technology & Innovation	•		•	•	•	•	•	•		

Industry and Sector Experience	
✓Infrastructure	✓Pharmaceutical & Medical Device
✓Government	✓Retail
✓Aerospace	✓Industrial Products
✓Military	✓Engineering & Construction
✓Financial	✓Services
✓Banking	✓Distribution
✓Manufacturing	✓Oil & Gas
✓Environmental	✓Specialty Chemicals
✓Technology	✓Mining & Metals



Our Directors have lived and worked around the world

2020 Proxy Statement | **Jacobs** 5

6 2020 Proxy Statement Director Biographies Director Since 2015 Age 61 Chair of the Board Steven J. Demetriou Chair and Chief Executive Officer Mr. Demetriou brings international business perspectives and more than 35 years of experience in leadership and senior leadership roles to the Board, including over 15 years in the role of Chief Executive Officer. Over the course of his career, he has gained experience in a variety of industries. His breadth of experience is particularly valuable, given the variety of industries in which the Company’s clients operate. Business Experience • Chairman and Chief Executive Officer of Aleris Corporation (2004-2015) • Chief Executive Officer of Aleris when it filed for Chapter 11 in 2009 and when it successfully emerged from Chapter 11 in June 2010 (2004-2015) • Chief Executive Officer of Noveon, Inc. (2001-2004) • Executive Vice President of IMC Global Inc. (1999-2001) • Various leadership positions with Cytec Industries Inc. and ExxonMobil Corporation (1981-1999) Education • Bachelor of Science (BS) in Chemical Engineering from Tufts University Public Company Boards • Director and member of the Finance and Operations, Safety and Nuclear Oversight Committees of FirstEnergy Corp. (2017-present) • Chair of Kraton Performance Polymers’ Compensation Committee and a member of its Nominating and Corporate Governance Committee (2009-2017) • Non-Executive Chairman of Foster- Wheeler (2011-2014) • Chair of the Compensation Committee and a member of the Nominating / Corporate Governance Committee of OM Group (2005-2015) Private Boards & Community Involvement • Co-Chairman of US-Saudi Arabian Business Council • Board Member of US Chamber of Commerce • Board Member of Cuyahoga Community College Foundation • Member of Dallas Citizen’s Council • Member of Dallas Regional Chamber

2020 Proxy Statement 7 Director Since 2012 Age 71 Lead Independent Director Christopher M.T. Thompson Lead Independent Director Former Chairman and Chief Executive Officer of Gold Fields Ltd. Mr. Thompson has an extensive background in international operations, finance and strategic leadership in a range of industries, including biotechnology and mining. As Lead Independent Director, he brings valuable insight and independent leadership to the Board regarding the day-to-day operations of large global organizations, risk management and corporate best practices. Business Experience • Director, Chairman and Chief Executive Officer of Gold Fields Ltd. (1998-2005) • Chairman of the World Gold Council (2002-2005) • Founder and Chief Executive Officer of Castle Group Ltd. (1992-1998) Education • Bachelor’s degree in Law and Economics from Rhodes University, South Africa • Master’s degree in Management Studies from Bradford University, United Kingdom Public Company Boards • Board member of Royal Gold, Inc. (2013-present) • Board member of Teck Resources Limited (2003-2015) • Board member of Golden Star Resources Ltd. (2010-2015) • Board member of various portfolio companies of Castle Group (1985-1999) Private Boards & Community Involvement • Board member of The Colorado School of Mines Foundation (2013-2017)

8 2020 Proxy Statement Director Since 2003 Age 71 Board Committees:—Audit (Chair) Joseph R. Bronson Principal and Chief Executive Officer of The Bronson Group, LLC., Strategic Advisor of Cowen and Company Mr. Bronson brings accounting expertise and familiarity with financial statements, financial disclosures, auditing and internal controls to the Board from his prior service as Chief Financial Officer of Applied Materials, Inc. His senior leadership experience at large publicly traded companies provides additional perspective regarding the day-to-day operations of large organizations as well as corporate best practices. Business Experience • Principal and Chief Executive Officer of The Bronson Group, LLC • Strategic Advisor of Cowen and Company (2014-present) • Advisory Director to GCA/Savvian, LLC (2011-2014) • Chief Executive Officer of Silicon Valley Technology Corporation (2009-2010) • President and Chief Operating Officer of Sanmina-SCI (2007-2008) • Co-Chief Executive Officer and Director of Form Factor (2004-2007) • Executive Vice President and Chief Financial Officer of Applied Materials, Inc. (1998-2005) • Various executive leadership and general management positions at Applied Materials, Inc. (1984-1998) Education • BS from Fairfield University • Master of Business Administration (MBA) from University of Connecticut • Certified Public Accountant (CPA) and a member of the American Institute of CPAs • Registered Investment Advisor and holder of Series 63 and Series 7 credentials from the Financial Industry Regulatory Authority (2011-present) Public Company Boards • Director of Maxim Integrated Products, Inc. (2007-present) • Director of PDF Solutions, Inc. (2014-present) Private Boards & Community Involvement • Trustee of Fairfield University, Fairfield, Connecticut • Regent of Santa Clara University, Santa Clara, California • Regent of Loyola Marymount University, Los Angeles, California • Chair of the Advisory Board at the Leavey School of Business at Santa Clara University, Santa Clara, California • Trustee of Bellarmine College Preparatory School, San Jose, California and past Chair of the Board of Trustees

2020 Proxy Statement 9 Director Since 2001 Age 74 Board Committees:—Nominating & Corporate Governance (Chair) Robert C. Davidson, Jr. Former Director, Chairman and Chief Executive Officer of Surface Protection Industries, Inc. Mr. Davidson brings strong leadership, knowledge and experience of strategic and financial matters to the Board from his expertise founding and building private companies serving national and international markets during his 30-year career at Surface Protection Industries, Inc., including his service as Chief Executive Officer and Chairman. He also brings to the Board important knowledge of public company governance through his service on multiple public company boards. Business Experience • Chairman and Chief Executive Officer of Surface Protection Industries, Inc. (1977-2007) • President of R Davidson and Associates (2007 to Present) • Vice President of Urban National Corporation (1972-1974) • Management Consultant at Cresap, McCormick & Paget (1969-1972) Education • Bachelor of Arts (BA) from Morehouse College • MBA in Marketing and Finance from the University of Chicago • Honorary Doctorate of Law from Morehouse College Public Company Boards • Broadway Financial Corporation (2003-present) • Chair of Compensation Committee • Chair of Internal Asset Review Committee • Member of Governance Committee • Member of Risk & Compliance Committee Private Boards & Community Involvement • Chairman of the Board of Trustees of the Art Center College of Design, Pasadena, California • Board of Directors of Cedars-Sinai Medical Center, Los Angeles, California • Board member of the Smithsonian American Art Museum, Washington, DC • Chairman of the Board of The Ray Charles Foundation, Los Angeles, California • Chairman Emeritus of the Board of Trustees of Morehouse College • Member of the Advisory Council at the University of Chicago Graduate School of Business • Previously served on boards of numerous other organizations, including Children’s Hospital, Los Angeles; Los Angeles Chamber of Commerce; Weingart Center for the Homeless, Los Angeles; among others

10 2020 Proxy Statement Director Since 2012 Age 72 Board Committees:—Nominating & Corporate Governance—Human Resource & Compensation General Ralph E. Eberhart (USAF, Retired) Director and Chairman of Armed Forces Benefit Association and 5Star Life Insurance Company General Ralph E. Eberhart brings valuable leadership skills developed through his military service. His 36-year military career provides the Board with valuable experience and knowledge of government and the military, which is particularly valuable given the Company’s government and military contracts. Business & Military Experience • Former General Officer of the United States Air Force (1997-2005) • Numerous high-level command and staff positions within the Air Force (1968-2005) • Former Commander of the North American Aerospace Defense Command (NORAD) (2002-2005) • Former Commander of Air Combat Command and U.S. Space Command (1999-2002) Education • United States Air Force Academy Public Company Boards • Chairman of Triumph Group, Inc. (2010-present) • Director of VSE Corporation (2007-present), Chair (2019-present) • Director of Rockwell Collins (2007-2018) Private Boards & Community Involvement • Trustee, Air Force Academy Endowment • Director, Segs4Vets • Director, Terma North America Inc.

2020 Proxy Statement 11 Director Since 2019 Age 52 Board Committees:—Nominating & Corporate Governance—Human Resource & Compensation Georgette D. Kiser Former Chief Information Officer and Managing Director at The Carlyle Group Ms. Kiser served as Chief Information Officer and Managing Director at The Carlyle Group where she developed and drove the IT strategy across the global enterprise, including application development, data, digital, cybersecurity and infrastructure. From 1996 until 2015, she was with T. Rowe Price Associates, where she served as Vice President and Director of Enterprise Solutions and Capabilities and led their Emerging Solutions and Technologies innovation team. Ms. Kiser brings extensive experience in developing and executing business initiatives in financial services and defense organizations to the Board of Directors. Business Experience • Chief Information Officer, Managing Director, The Carlyle Group (2015-2019) • Vice President, T. Rowe Price Associates (1996-2015) Education • BS in Mathematics from Univ. of Maryland • MBA from Univ. of Baltimore • Master of Arts (MA) in Mathematics from Villanova Public Company Boards • Aflac Inc. (2019 – present); Member of Compensation and Nominating & Governance Committees • Adtalem Global Education (2018 – present); Member of External Relations and Nominating & Governance Committees Private Boards & Community Involvement • Member of Board of YearUp.org

12 2020 Proxy Statement Director Since 1996 Age 77 Board Committees:—Audit—Nominating & Corporate Governance Linda Fayne Levinson Former Partner with GRP Partners and McKinsey & Company Ms. Fayne Levinson’s diverse experience as a consultant, a line executive and a venture investor across a range of industries brings in-depth knowledge of strategy, innovation, technology and operations to the Board of Directors. Her service on the boards of many global companies, including her service as a Chair of a board, a lead director and as a chair of compensation and nominating & corporate governance committees, provides the Board insight regarding corporate governance matters, which are key areas of focus in today’s corporate environment. Business Experience • Partner of GRP Partners, a venture capital firm (1997-2004) • President of Fayne Levinson Associates (1994-1997) • Executive at Creative Artists Agency (1993) • Partner at Wings Partners (1989-1992) • Senior Vice President of American Express Travel Related Services Co., Inc. (1984-1987) • McKinsey & Company (1972-1981; Elected Partner 1978) Education • BA from Barnard College • MA from Harvard University • MBA from New York University, Leonard N. Stern School of Business Public Company Boards • NCR Corporation; Chair of the Compensation Committee) (1997-current) • Hertz (2012-2017); Chair of the Board (2014-2016); Chair of Nominating and Governance Committee (2014); Chair of the Compensation Committee (2015-2016) • Member of the Board of Ingram Micro, Inc. (2004-2016); Chair of the Compensation Committee • Western Union (2006-2016); Chair of Compensation Committee (2006-2012); member of the Audit Committee • DemandTec (2005-2008) • Lastminute.com, plc (1999-2002) • Overture Services Inc. (1998-2003) • CyberSource Inc. (1997-2001) • Genentech (1991-1998) Private Boards & Community Involvement • Director, Kount, Inc. (Fintech fraud prevention) • Director, ClearPath Robotics, Canada • Director, Knotel, Inc. • Former Director, AZA (formerly BitPesa) • Director, Generation.org • Member of the U.S. Advisory Board of CVC Capital Partners • Senior Advisor, RRE Ventures, NY • Former Trustee at Barnard College and former chair the Investment Committee

2020 Proxy Statement 13 Director Since 2019 Age 56 Board Committees:—Audit—Human Resource & Compensation Barbara L. Loughran Former Partner with PriceWaterhouseCoopers Ms. Loughran was a Partner with PriceWaterhouseCoopers LLP (PwC) and brings more than 30 years of experience working with Fortune 500 executives and boards as they navigated strategic, transformational and operational issues. She has served in a number of leadership roles, including PwC’s Industrial Products Business Unit Leader for NY Metro; partner in PwC’s National Office working with the Securities and Exchange Commission and clients as they accessed the capital markets and responded to regulatory requirements; and later consulted on complex financial control matters. She also led the National Office effort focused on leveraging new and innovative technologies. Ms. Loughran’s broad industry experience brings in-depth knowledge in the professional services, manufacturing, pharmaceuticals, technology and consumer products sectors. Business Experience • PriceWaterhouseCoopers LLP (PwC) (1985-2018; Partner 1998-2018) • PwC National Office Partner (2015-2018 and 2000-2003) • PwC NY Metro Industrial Products Business Unit Leader (2013-2015) • PwC NY Metro Retail & Consumer Business Development Leader (2010- 2012) Education • BA from Franklin & Marshall College • MBA from University of Pennsylvania, Wharton School • Certified Public Accountant Public Company Boards & Community Involvement • Armstrong World Industries (2019-current); Member of Audit & Finance Committees Private Boards & Community Involvement • United Way of Morris County, Board of Directors (1998-2007); Executive Committee, Finance Committee (Chair), Audit Committee, Treasurer, Assistant Treasurer

14 2020 Proxy Statement Director Since 2017 Age 65 Board Committees:—Audit—Nominating & Corporate Governance Robert A. McNamara Retired Group Chief Risk Officer of Lendlease Corporation (ASX) Mr. McNamara has over 35 years of experience managing global businesses in the development, design and delivery of projects in the government, institutional, infrastructure and industrial sectors in senior leadership positions. While at Lendlease, Mr. McNamara was responsible for ensuring Lendlease achieved world’s best practices in risk management and operational excellence. He also oversaw Lendlease’s Building, Engineering, and Services businesses in Australia. Prior to this role, Mr. McNamara was Chief Executive Officer, Americas of Lendlease. Business Experience • Group Chief Risk Officer, Lendlease Corporation (2014-2017) • Chief Executive Officer, Americas of Lendlease (2010-2014) • Chairman and Chief Executive Officer of Penhall/LVI International (PLI) (2006-2010) • Senior Group President of Fluor Corporation (1996-2006) • President and Chief Operating Officer of Marshall Contractors (1977-1996) Education • Bachelor’s degree in Economics from Brown University • Completed the Consortia 1 Program at Thunderbird International Business School • Certification as a Public Board Director from the UCLA Anderson School of Management Public Company Boards • Board member of UDR, Inc. (2014-present) Private Boards & Community Involvement • Past Board member of the US China Business Council • Past Chairman for the Construction Industry Institute’s Technology Implementation Task Force

2020 Proxy Statement 15 Director Since 2012 Age 72 Board Committees:—Human Resource & Compensation (Chair) Peter J. Robertson Former Director and Vice Chairman of the Board of Directors of Chevron Corporation Mr. Robertson brings vital knowledge and experience to the Board from his 36-year career at Chevron Corporation. He also brings valuable international experience in developed and developing countries, including interactions with governments at the highest levels, from his executive experience and the multiple chairmanship and director positions he has held and currently holds. Mr. Robertson also has extensive experience on the boards of not-for-profit entities with global reach and public company boards as well as important accounting knowhow and experience with public company financial statements, disclosures and accounting rules from his service as Chief Financial Officer of Chevron USA. Business Experience • Executive Vice President, Director and Vice Chairman of Chevron Board (2002-2009) • President of Chevron’s worldwide exploration, production and global gas businesses (2002-2004) • President of Chevron’s overseas exploration and production businesses (2000-2002) • President of Chevron’s North America exploration and production businesses (1996-2000) • President of Chevron’s natural gas processing business (1990-1994) • Chief Financial Officer of Chevron USA (1985-1990) Education • BS in Mechanical Engineering from the University of Edinburgh • MBA from the University of Pennsylvania, Wharton School, where he was a Thouron Scholar Public Company Boards • Vice Chairman of the Board for Chevron Corporation (2002-2009) • Director of Sasol Limited, chair of Capital Investment Committee, and member of Nomination and Governance Committee and Remuneration Committee (2012-present) • Director, Dynegy Inc. (1996-2000) Private Boards & Community Involvement • Director, Sylvan Source, Inc. (2016-present) • Co-chairman of the US Saudi Arabian Business Council (2009-2018) • Chairman of the World Affairs Council of Northern California (2009-2018) • Chairman of the US Energy Association (2006-2008)

16 2020 Proxy Statement CORPORATE GOVERNANCE Highlights Jacobs has a strong track record of integrity and corporate governance practices that promote thoughtful leadership by its officers and Board of Directors to facilitate profitable growth while strategically balancing risk to maximize long-term shareholder value. Below is a summary of certain information about our Board of Directors and governance best practices employed by the Company for fiscal 2019: SIZE OF BOARD 11 AVERAGE DIRECTOR TENURE IN YEARS 9 BOARD MEETINGS HELD IN FISCAL 2019 11 NUMBER OF INDEPENDENT DIRECTORS 10 PERCENT FEMALE OR ETHNICALLY DIVERSE 45% NEW DIRECTORS IN THE LAST FIVE YEARS 5 Corporate Governance Best Practices ✓ Board Comprised of 91% Independent Directors ✓ Commitment to Board Refreshment (Two New Directors in Fiscal Year 2019) ✓ Highly Engaged Lead Independent Director ✓ Rotated Lead Independent Director and Committee Membership in FY19 ✓ Annual Election of Directors ✓ Majority Voting for Directors ✓ Mandatory Anti-Corruption Compliance Training for Directors ✓ Code of Ethics for Directors, Officers & Employees ✓ Annual Self-Evaluations by Board and each Committee ✓ Board Educational Sessions in Connection with each Regular Board Meeting ✓ Rigorous Director Selection Process ✓ Substantial Board Oversight of Strategic Objectives, Including M&A Activity ✓ Director Attendance at Board & Committee Meetings > 97% ✓ Fully Independent Committees ✓ Comprehensive Risk Oversight by Board and Committees ✓ Extensive Stockholder Engagement Efforts ✓ Robust Stock Ownership Guidelines for Directors and Executive Officers ✓ Regular Enterprise Risk Management Reviews by Board and Committees

2020 Proxy Statement 17 The Board’s Role in Risk Oversight The Board of Directors oversees the Company’s risk management function. It oversees a Company-wide approach to risk management, designed to enhance long-term shareholder value, support the achievement of strategic objectives and improve organizational performance. The Board determines the appropriate level of risk for the Company, assesses the specific risks faced by the Company and reviews the steps taken by the Company’s leadership to manage those risks. The Board’s involvement in setting the Company’s business strategy also facilitates these assessments and reviews, culminating in the development of a strategy that reflects the consensus of the Board and the Company’s leadership as to appropriate levels of risk and the appropriate measures to manage those risks. By way of this framework, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/compliance, operational/strategic, health and safety, and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions and financial matters. For example, in fiscal 2019, the Board held six special Board meetings in connection with the Company’s new 3-year strategy presented at its 2019 Investor Day and to review the Company’s recent acquisitions and divestitures. In addition, the independent directors discuss risk management during executive sessions without the Company’s leadership present. While the Board maintains the ultimate oversight responsibility for the risk management process, its Committees oversee risk in certain specified areas: ï,· Audit Committee: Addresses financial risk, including internal controls, and discusses the Company’s risk profile with the Company’s independent registered public accounting firm. The Audit Committee also reviews potential violations of the Company’s various codes of ethics and related corporate policies. ï,· Human Resource and Compensation Committee (Compensation Committee): Regularly reviews compensation practices and policies to consider whether they encourage excessive risk taking, including an annual review of the Company’s executive officers’ assessment of the risk associated with the Company’s compensation programs covering its employees, including executives, and discusses the concept of risk as it relates to the Company’s compensation programs. The Compensation Committee also provides oversight with respect to succession planning for the CEO and other senior executives, monitors other key talent initiatives of the Company and oversees and monitors the Company’s qualified and non-qualified benefit plans, including governance for such plans. ï,· Nominating and Corporate Governance Committee: Oversees risks associated with the independence of directors and Board nominees and assists the Board in overseeing the activities with respect to compliance and business practice matters, including the Company’s corporate governance policies. From time to time, the Board forms special committees to evaluate and provide oversight with respect to specific matters or initiatives. Pursuant to the Board’s instruction, the Company’s leadership regularly reports on applicable risks to the relevant Committee or the Board, as appropriate, including regular reports on significant Company projects, with additional review or reporting on risks being conducted as needed or as requested by the Board and its Committees. Board Leadership Structure The Board’s leadership is comprised of: ï,· Chair of the Board and CEO: Steven J. Demetriou ï,· Lead Independent Director: Christopher M.T. Thompson ï,· Audit, Compensation and Nominating and Corporate Governance Committees: The Chair and all members of each Committee are independent Currently, the Board is led by Mr. Demetriou as Chair, a position he has held since July 2016, and Mr. Christopher M.T. Thompson as Lead Independent Director. Mr. Thompson succeeded Ms. Fayne Levinson as Lead Independent Director in January 2019.

18 2020 Proxy Statement In a process led by the Lead Independent Director and the Chair of the Nominating and Corporate Governance Committee, the Board evaluates the appointment and role of the Chair on an annual basis. The Board has determined that having Mr. Demetriou serve as Chair provides significant advantages to the Board and the Company, as it allows the Board to benefit from his knowledge of the Company’s business and market opportunities and risks, and also facilitates communications and relations with other members of senior leadership. The Board also believes that having Mr. Demetriou serve as Chair is advantageous to the Company when working with clients in certain areas of the world in which the title of Chair is significant. Because the Board believes that strong independent leadership is a critical aspect of effective corporate governance, the Board has established the position of Lead Independent Director. The Board believes that a Lead Independent Director, who has the responsibilities set forth in the Company’s Corporate Governance Guidelines, provides independent leadership, oversight and benefits for the Company and Board that would be provided by an independent Chair. Responsibilities of the Lead Independent Director include: ✓ Serving as the independent directors’ central point of communication with the Chair and CEO; ✓ Presiding at meetings of the Board at which the Chair and CEO is not present, including executive sessions of independent directors; ✓ Reviewing and discussing the schedule of Board meetings and meeting agendas with the Chair and CEO; ✓ Attending meetings of all Committees of the Board; ✓ Working with the Chair of the Nominating and Corporate Governance Committee and Chair and CEO on the Board succession and refreshment process and CEO succession planning; ✓ Working with the Chair of the Nominating and Corporate Governance Committee to conduct the annual Board self-evaluation; ✓ Working with the Chair and CEO to support appropriate compliance with Board policies; ✓ Proactively engaging with the Chair and CEO as a key advisor on emerging issues and alternative courses of action; ✓ Calling special meetings of the Board and/or meetings of the independent directors; ✓ Together with the Chair of the Compensation Committee and Chair of the Nominating and Corporate Governance Committee, evaluating the performance and compensation of the Chair and CEO; ✓ Participating in shareholder outreach and communications; and ✓ Meeting with various Company constituencies on behalf of the Board or the Company. The Nominating and Corporate Governance Committee leads the process of the Board’s evaluation of the selection, role and term of the Lead Independent Director on an annual basis. Board Composition The Nominating and Corporate Governance Committee is responsible for the annual review, with the Board, of the appropriate skills and characteristics required of members in the context of the current make-up of the Board. This process enables them to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve. This assessment takes into consideration all factors deemed relevant by the Nominating and Corporate Governance Committee, including the following factors: ï,· Independence: The Board must be comprised of a majority of independent directors. ï,· Relevant Skills and Experience: The assessment of skills and characteristics of Board members takes into account all skills and experience deemed relevant by the Committee, including those summarized in the Director Experience Matrix on page 5, among others. For incumbent directors, past performance on the Board of Directors and its Committees is also taken into consideration. For new director candidates, the assessment also takes into account the ability and willingness of the director candidate to serve on the Board for 5 to 7 years.

2020 Proxy Statement 19 ï,· Diversity: The Board believes it should encompass individuals with diverse backgrounds and perspectives. In accordance with this guideline, the Nominating and Corporate Governance Committee considers the diversity of viewpoints, backgrounds, experience and other demographics in evaluating and considering potential director candidates. Diversity is an important consideration in the director nomination process because the Board believes that people of different genders, experiences, ages, races and ethnic backgrounds can contribute different, useful perspectives, while collaborating effectively to further the Company’s mission. This policy is included in the Company’s Corporate Governance Guidelines. The Board of Directors and the Nominating and Corporate Governance Committee consider the qualifications and attributes of directors and director candidates individually, as well as in the broader context of the Board’s overall composition and the Company’s current and future needs, to ensure that the Board as a whole possesses the requisite combination of skills, professional experience and diversity of backgrounds and perspectives. Independence of Directors The Board of Directors has adopted the Board of Directors Guidelines for Determining the Independence of its Members, which are accessible by following the link to “Investors—Corporate Governance” on the Company’s website at www.jacobs.com. The Board of Directors has affirmatively determined that each person who served as a member of the Board of Directors during fiscal 2019, other than Mr. Demetriou, is independent under Section 303A.02 of the New York Stock Exchange (NYSE) listed company manual and the Company’s independence guidelines. Each member of each Committee of the Board is also independent (as defined by the applicable NYSE rules). In addition, as further required by the NYSE’s listed company manual and the Company’s Independence Guidelines, the Board of Directors has made an affirmative determination that no relationship, whether immaterial or material, exists between any independent director and the Company that would prevent a director from being independent. In making this determination, the Board considered the facts described below. Mr. Davidson is an officer of Gamma Zeta Boulé Foundation and Sigma Pi Phi Professional Fraternity. The Company has made annual contributions to these organizations during the last three fiscal years. Such amounts did not exceed $10,000 in any fiscal year. Mr. McNamara was previously Global Chief Risk Officer & Chief Operating Officer (COO) — Australia businesses of Building, Engineering, and Services of Lendlease Corporation Limited (Lendlease), which has been a client of the Company. The payments by Lendlease to the Company for any fiscal year were substantially less than the greater of 2% of the consolidated gross revenues of Lendlease and $1 million. Ms. Loughran is a former partner of PwC, which has provided non-audit related consulting services to the Company. The payments by the Company to PwC for any fiscal year were substantially less than the greater of 2% of the consolidated gross revenues of PwC and $1 million, and Ms. Loughran was never involved in providing any services to the Company while a partner of PwC. A family member of Ms. Loughran is employed by Willis Towers Watson, which provides consulting services to the Company. The payments by the Company to Willis Towers Watson for any fiscal year were substantially less than the greater of 2% of the consolidated gross revenues of Willis Towers Watson and $1 million, and the family member is not an executive officer of that company. Until February 2018, Mr. Robertson served as the U.S. co-chairman of the U.S.-Saudi Arabian Business Council, an organization to which the Company makes annual cash contributions of approximately $20,000 and also supports conferences. In February 2018, Mr. Demetriou succeeded Mr. Robertson in this role as the co-chairman. Mr. Robertson is also on the Board of Sasol Ltd., which was a client of the Company’s Energy, Chemicals & Resources business, which was divested in April 2019. After a review of the facts, using its business judgment, the Board of Directors determined that these relationships did not compromise the independence of Messrs. Davidson, McNamara or Robertson or Ms. Loughran. Director Nominations The Nominating and Corporate Governance Committee is responsible for recommending the selection of director nominees to the Board. Once potential candidates are identified, including those candidates nominated by shareholders and/or identified by outside advisors or search firms, the Chair of the Nominating and Corporate Governance Committee, the Lead Independent Director and the Chair and CEO review the backgrounds of those candidates with the Nominating and Corporate Governance Committee. Final candidates are then chosen and interviewed by the independent directors. Based on the interviews, the Nominating and Corporate Governance Committee then makes its recommendation to the Board of Directors. If the Board of Directors approves the recommendation, the candidate is nominated for election.

20 2020 Proxy Statement With regard to procedures for shareholder nominations of directors for election, please see the requirements described below under “Shareholders’ Proposals.” The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders in accordance with these procedures. Committees of the Board of Directors The Board of Directors’ three standing committees are the: Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. From time to time the Board forms special committees to provide oversight and approve specific matters. Audit Committee Members: *—Joseph R. Bronson (Chair)—Linda Fayne Levinson+—Barbara L. Loughran+—Robert A. McNamara—Barry L. Williams * Each member is independent and financially literate and qualifies as an audit committee financial expert + New member appointed to Committee in fiscal 2019 Primary responsibilities include monitoring and overseeing the: • Integrity of the Company’s financial statements • Independent auditor’s qualifications and independence • Performance of the Company’s internal audit function and independent auditors • Compliance by the Company with legal and regulatory requirements Meetings in Fiscal 2019: 9 Committee Member Attendance: 100% Committee Charter: The Audit Committee’s current charter is available by following the links to “Investors—Corporate Governance” on the Company’s website at www.jacobs.com or upon written request, as described below under “Corporate Governance — Availability of Documents.” Human Resource and Compensation Committee Members: *—Peter J. Robertson (Chair)—General Ralph E. Eberhart—Georgette D. Kiser+—Barbara L. Loughran+—Barry L. Williams+ * Each member is independent + New member appointed to Committee in fiscal 2019 Primary responsibilities include: • Establishing, recommending, and governing all compensation and benefits policies for executive officers • Establishing and overseeing policy and protocol involved in the granting of all equity compensation • Overseeing the design and administration of the Company’s employee benefit plans • Overseeing the adoption and administration of key human resources processes and programs Meetings in Fiscal 2019: 5 Committee Member Attendance: 100% Committee Charter: The Compensation Committee’s current charter is available by following the links to “Investors—Corporate Governance” on the Company’s website at www.jacobs.com or upon written request, as described below under “Corporate Governance — Availability of Documents.” Compensation Committee Interlocks and Insider Participation: During the last completed fiscal year, no member of the Compensation Committee was an officer or employee of the Company, was a former officer of the Company, nor had a relationship with the Company requiring disclosure as a related party transaction under Item 404 of Regulation S-K. None of the Company’s executive officers served on the compensation committee or board of directors of another entity whose executive officer(s) served as a member of the Company’s Board of Directors or on the Compensation Committee.

2020 Proxy Statement 21 Nominating and Corporate Governance Committee Members: *—Robert C. Davidson, Jr. (Chair)—General Ralph E. Eberhart—Georgette D. Kiser+—Linda Fayne Levinson+—Robert A. McNamara * Each member is independent + New member appointed to Committee in fiscal 2019 Primary responsibilities include: • Identifying for the Board of Directors qualified candidates to serve as directors of the Company • Establishing for the Board corporate governance policies, principles and guidelines • Overseeing the Annual Self-Evaluation of the Board • Establishing and recommending to the Board outside director compensation • Overseeing the Company’s compliance programs Meetings in Fiscal 2019: 5 Committee Member Attendance: 100% Committee Charter: The Nominating and Corporate Governance Committee’s current charter is available by following the links to “Investors—Corporate Governance” on the Company’s website at www.jacobs.com or upon written request, as described below under “Corporate Governance — Availability of Documents.”

22 2020 Proxy Statement Corporate Governance Guidelines The Company monitors developments in the area of corporate governance and routinely reviews its processes and procedures in light of such developments. The Company believes that it has procedures and practices in place which are designed to enhance and protect the interests of its shareholders. The Board of Directors has approved Corporate Governance Guidelines for the Company, which are reviewed and updated on an annual basis. The Corporate Governance Guidelines are available by following the links to “Investors—Corporate Governance” on the Company’s website at www.jacobs.com or upon written request, as described below under “Corporate Governance — Availability of Documents.” The Corporate Governance Guidelines address the following matters: ✓ The role of the Board to provide oversight, counseling and direction to the Company’s leadership in the interest of the Company and its shareholders; ✓ Frequency of meetings of the Board (5-6 regular meetings per year); ✓ The requirement that the Board of Directors be comprised of a majority of independent directors; ✓ Guidelines for evaluating and nominating director nominees, including relevant skills, experience and diversity; ✓ The requirement that the Audit, Compensation, and Nominating and Corporate Governance Committees of the Board of Directors be comprised entirely of independent directors; ✓ The requirement that directors attend in person all regularly scheduled Board and Committee meetings unless required by illness or other extenuating circumstances; ✓ Executive sessions of the Board of Directors wherein independent directors meet as a group without the presence of management directors; ✓ Orientation for new directors and continuing education for Board members; ✓ The selection, roles and responsibilities of the Chair and CEO and the Lead Independent Director; ✓ The requirement that the performance of the Chair and CEO be evaluated annually and reviewed by the independent directors; ✓ Succession planning; ✓ Annual Board self-evaluation; ✓ Other matters uniquely germane to the work and responsibilities of the Board of Directors. ✓ Guidelines for determining director independence; ✓ Director and executive officer stock ownership guidelines; ✓ Conflicts of interests; ✓ Majority voting in uncontested elections of directors; ✓ Limitations on the number of public company boards on which independent directors may serve to four (including the Company’s Board); and ✓ Committees of the Board, including assignment of directors to committees and appointment of committee chairs; Director Education The Board recognizes the importance of director continuing education and is committed to provide such education to enhance both Board and Committee performance. Accordingly, as noted in the Company’s Corporate Governance Guidelines, the Company regularly provides the Board with education programs, presentations and briefings on topics relevant to the Company, its business and risk profile, including separate educational sessions in connection with each regular Board meeting. All directors are members of the National Association of Corporate Directors. In addition, each year the Board engages a third-party provider to host an educational program for members of the Board on matters relevant to the Company or relating to duties and responsibilities of directors. Directors are also encouraged to attend at least one outside educational program each year on any subjects pertaining to the directors’ responsibilities such as “directors’ colleges.” Additionally, newly elected directors must participate in the Company’s orientation program for new directors.

2020 Proxy Statement 23 Annual Board and Committee Evaluations The Nominating and Corporate Governance Committee, together with the Lead Independent Director, coordinates regular Board performance evaluations. These evaluations are conducted through a combination of formal and informal processes, including the following, among others: ï,· In fiscal 2019, the Board engaged a third-party consulting firm to conduct a comprehensive Board effectiveness review. ï,· The Lead Independent Director and/or the Chair of the Nominating and Corporate Governance Committee periodically conduct one-on-one interviews with directors regarding Board effectiveness and performance, and report the results back to the Nominating and Corporate Governance Committee. ï,· At least annually, the full Board receives updates on corporate governance best practices from an outside law firm. ï,· At the end of each regular Board meeting, the Board holds an executive session at which feedback on the meeting is provided to the Chair and Lead Independent Director. ï,· Annually, the Nominating and Corporate Governance Committee reviews the composition of the entire Board, including the backgrounds, skills and experience of the current directors, through the use of a skills matrix. ï,· At least annually, each Committee conducts a formal self-evaluation and reviews its charter with the assistance of outside legal counsel. ï,· Feedback from these processes is communicated to the Chair of the Board, the Chair of the Nominating and Corporate Governance Committee and the Lead Independent Director so that appropriate follow-up measures can be discussed, implemented, and monitored. Attendance at Meetings of the Board and its Committees and the Shareholder Meeting Overall director attendance at meetings of the Board and its Committees was 97% during fiscal 2019. Each individual director attended at least 75% of all meetings of the Board and all Committees on which they served during fiscal 2019. Board members are expected to attend annual meetings of shareholders. All of the members of our Board attended the 2019 annual meeting of shareholders. Code of Ethics In addition to the Corporate Governance Guidelines, the Board of Directors has adopted the following other codes, guidelines, and policies: ✓ Code of Business Conduct and Ethics for Members of the Board of Directors; ✓ Code of Ethics for the Chief Executive Officer and Senior Financial Officers; and ✓ Code of Conduct. These documents, along with the Corporate Governance Guidelines, serve as the foundation for the Company’s system of corporate governance. They provide guidance for maintaining ethical behavior, require that directors and employees comply with applicable laws and regulations, prohibit conflicts of interest, and provide mechanisms for reporting violations of the Company’s policies and procedures. In the event the Company makes any amendment to, or grants any waiver from, a provision of the code of ethics that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable Securities and Exchange Commission (SEC) rules, the Company will disclose such amendment or waiver and the reasons therefore on its website at www.jacobs.com.

24 2020 Proxy Statement Stock Ownership Guidelines In an effort to more closely align the Company’s independent directors’ financial interests with those of our shareholders, the Board of Directors has established stock ownership guidelines for independent directors. Under these guidelines, the Company’s independent directors are expected to hold equity in the Company (taking into account the value of common stock owned, and outstanding restricted stock and restricted stock unit (RSU) awards held by the individual) valued at a minimum of five times their annual cash retainer within a reasonable time after initial appointment or election to the Board. Independent directors are restricted from selling any shares of common stock during any period in which they have not met these ownership guidelines. As of the end of fiscal 2019, all independent directors who have served on the Board for at least 5 years exceeded these guidelines. Similarly, the Company has established stock ownership guidelines for senior leadership. Under these guidelines, the Company’s senior leadership is expected to hold equity in the Company (taking into account the value of common stock owned, and outstanding restricted stock and RSU awards held by the individual, but excluding unvested performance share units or unexercised options) valued as follows: Position Multiple of Base Salary Chair and CEO 6x EVP/Presidents of Lines of Business 3x Other Senior Leadership (SVPs) 2x Members of senior leadership are not required to purchase shares of common stock to reach the applicable threshold but are restricted from selling any shares of common stock during any period in which they have not met these ownership guidelines. This restriction does not apply to the withholding of shares to satisfy tax withholding requirements. As of the record date, all named executive officers (NEOs) exceeded their respective guidelines. Contacting the Board of Directors Generally — All communications required by law or regulation to be relayed to the Board of Directors are relayed promptly after receipt by the Company. Any communications received by the Company from shareholders that have not also been sent directly to the Board of Directors will be processed as follows: (1) if the shareholder specifically requests the communication be sent to the Board, the communication will then be promptly relayed to the Board and (2) if the shareholder does not request that the communication be sent to the Board of Directors, then the Company’s leadership will promptly relay to the Board all communications that the management of the Company, using its best business judgment, determines should be relayed to the Board. Contacting the Full Board of Directors — Any shareholder, employee or interested party who desires to communicate with the Board may do so by writing to The Board of Directors, c/o Corporate Secretary, Jacobs Engineering Group Inc., 1999 Bryan Street, Suite 1200, Dallas, Texas, 75201, in an envelope marked confidential. Contacting Independent Directors — Any shareholder, employee or interested party who desires to communicate with the Company’s independent directors may do so as follows: ✓ Confidentially or anonymously through the Company’s Integrity Hotline, +1 (844) 543-8351; ✓ By writing to Lead Independent Director, c/o Corporate Secretary, Jacobs Engineering Group Inc., 1999 Bryan Street, Suite 1200, Dallas, Texas, 75201, in an envelope marked confidential; or ✓ By sending an email to LeadIndependent.Director@Jacobs.com. Contacting the Audit Committee — Any shareholder, employee or interested party may submit at any time a good faith complaint regarding any questionable accounting, internal accounting controls, or auditing matters concerning the Company without fear of dismissal or retaliation of any kind. Employees are encouraged to report their concerns and

2020 Proxy Statement 25 complaints to the Company’s senior leadership or to the Audit Committee of the Board of Directors. Confidential, anonymous reports may be made as follows: ✓ Through the Company’s Integrity Hotline, +1 (844) 543-8351; ✓ By writing to the Chair of the Audit Committee, c/o Corporate Secretary, Jacobs Engineering Group Inc., 1999 Bryan Street, Suite 1200, Dallas, Texas, 75201, in an envelope marked confidential; or ✓ By sending an email to Audit.Committee@Jacobs.com. Availability of Documents The full text of the Corporate Governance Guidelines, the Code of Business Conduct and Ethics for Members of the Board of Directors, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers, the Code of Conduct, the Committee Charters, the Board of Directors Guidelines for Determining the Independence of its Members, and the other corporate governance materials described in this Proxy Statement are accessible by following the link to “Investors—Corporate Governance” on the Company’s website at www.jacobs.com. The Company will furnish without charge a copy of any of the foregoing documents to any person making such a request in writing and stating that he or she is a beneficial owner of common stock of the Company. Requests should be addressed to: Jacobs Engineering Group Inc., 1999 Bryan Street, Suite 1200, Dallas Texas 75201, Attention: Corporate Secretary. Compensation of Directors Compensation Philosophy ï,· Attract and retain highly qualified directors having a diverse range of backgrounds, skills and experience by offering compensation that is competitive with the Company’s peer group and the broader market of other similarly-sized companies. ï,· Align the interests of directors with our stockholders by providing a significant portion of compensation in equity and requiring directors to comply with robust stock ownership guidelines and policies prohibiting hedging, shorting or pledging Company stock. ï,· Provide a compensation program that reflects individual director responsibilities and time commitments. ï,· Provide compensation that is simple and transparent. Determination of Non-Employee Director Compensation Each year, the Board determines non-employee director compensation based upon the recommendation of the Nominating and Corporate Governance Committee. In making a recommendation, the Nominating and Corporate Governance Committee considers market data for the Company’s peer group, which is the same peer group used for the Company’s executive compensation benchmarking, as well as data for a broader market of similarly-sized companies, and input regarding market practices for director compensation from the same independent consultant that is retained by the Compensation Committee.

Non-Employee Director Compensation During Fiscal 2019

Compensation Component	Fiscal 2018	Fiscal 2019[1]	Purpose
Cash Retainer	$115,000	$115,000	Provide a competitive cash retainer
Lead Independent Director Additional Cash Retainer	$100,000	$70,000	Provide additional compensation that takes into account the increased responsibilities and time commitments of the Lead Independent Director.
Committee Chair Additional Cash Retainer	$20,000	$20,000	Provide additional compensation that takes into account the increased responsibilities and time commitments of the Chair of each of the Board's standing Committees.
Special Meeting Fees (beginning with 9th meeting for the Board or a standing Committee, and the 3rd meeting for any Special Committee, in each case during the applicable fiscal year)	$2,000/meeting	$2,000/meeting	Provide compensation for periods of unusually high meeting activity.
Equity Grant **(RSUs that vest on the earlier of 1 year after grant or the next annual stockholder meeting)**	$150,000	$160,000	Align interests of directors with the long-term interests of the Company's stockholders. Directors restricted from selling shares until reaching stock ownership guidelines level (5x annual cash retainer).

(1) Compensation changes for fiscal 2019 were effective January 2, 2019.

Equity

For fiscal 2019, the Board set the annual equity value to be awarded to independent directors at approximately $160,000 and, accordingly, granted each independent director an award of 2,644 RSUs on January 17, 2019. Such grants were made pursuant to the Jacobs Engineering Group Inc. 1999 Outside Director Stock Plan, as amended and restated (the 1999 Outside Director Plan). Each RSU grant vests upon the earlier of (1) the next annual shareholder meeting or (2) the 1-year anniversary of the grant date. Ms. Kiser and Ms. Loughran each received a pro-rated award of 1,288 RSUs on May 29, 2019, the date of their appointment to the Board. Their RSUs vest upon the 1-year anniversary of the grant date. In lieu of an annual equity award for fiscal 2019, Mr. Juan José Suárez Coppel, who resigned from the Board on April 30, 2019, received a cash incentive payment of $53,334, which represented a pro-rated amount of the annual equity grant provided to the other members of the Board.

If the Company pays a cash dividend on its outstanding common stock, RSUs will be credited with cash dividend equivalent rights (Dividend Equivalents) paid to the applicable director upon the vesting of the RSUs and distribution of the underlying shares of common stock as described below in the section entitled "Executive Compensation—Narrative Disclosure to Summary Compensation Table" and "Grants of Plan Based Awards Table—Payment of Dividends and Dividend Equivalent Rights." Each director also receives cash dividends with respect to each outstanding restricted stock award (RSA), if any, as and when paid to shareholders of common stock.

Additional Director Compensation for Periods of Unusually High Board or Committee Activity

Based on the recommendation of FW Cook, who served as an independent compensation consultant to the Compensation Committee and the Nominating and Corporate Governance Committee during fiscal 2018, during fiscal 2018 the Board adopted a policy under which non-employee directors may receive additional compensation for periods of unusually high Board or committee activity. The intention of this policy is to adequately compensate directors for additional services rendered during periods of unusually high activity and will not be paid for ordinary course of business responsibilities. The Corporate Governance Guidelines provides that there will be five to six regularly scheduled Board meetings per year, and the new policy provides that, for each Board or committee meeting in excess of eight meetings for the Board or applicable standing committee during a single fiscal year, the Company will pay an additional $2,000 special fee for each meeting to the non-employee directors in attendance. In the event the Board forms a special committee, the Company will pay the additional $2,000 special fee for each special committee meeting beginning in excess of two special committee meetings in a single fiscal year. During fiscal 2019, the Company's Board held 11 meetings. Accordingly, an aggregate of $44,000 of special fees were earned by non-executive directors who attended additional meetings of the Board pursuant to the policy for fiscal year 2019. In addition, an aggregate of $42,000 in special meeting fees were earned by non-

26 Jacobs | 2020 Proxy Statement

executive directors who attended nine or more committee meetings or three or more meetings of a special committee of the Board pursuant to the policy for fiscal year 2019. These special meeting fees were paid in fiscal 2020.

Director Deferral Plan. Additionally, independent directors are eligible to participate in the Jacobs Director Deferral Plan, pursuant to which each director may defer all or a portion of such director's cash retainer and/or RSUs.

The table below sets forth the compensation earned by each of the Company's independent directors during fiscal 2019. Mr. Demetriou, our CEO, serves as Chair and a director on our Board but did not receive compensation for his service as a director. The compensation paid to Mr. Demetriou as an employee during fiscal 2019 is set forth in the "Summary Compensation Table" below.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
Joseph R. Bronson	147,000	160,015	—	5,377	312,392
Juan José Suárez Coppel (5)	86,250	—	—	61,905	148,155
Robert C. Davidson, Jr.	139,000	160,015	—	7,417	306,432
General Ralph E. Eberhart	121,000	160,015	—	1,297	282,312
Dawne S. Hickton (6)	92,250	—	—	3,163	95,413
Georgette D. Kiser (7)	39,147	95,145	—	—	134,292
Linda Fayne Levinson	171,000	160,015	—	8,437	339,452
Barbara L. Loughran (7)	39,147	95,145	—	—	134,292
Robert A. McNamara	145,000	160,015	—	1,297	306,312
Peter J. Robertson	141,000	160,015	—	1,297	302,312
Christopher M.T. Thompson	173,500	160,015	—	0	333,515
Barry L. Williams (8)	125,000	160,015	—	—	285,015

(1) Represents director fees earned during fiscal 2019. Directors who served on the Board for a portion of the fiscal year received a pro-rated amount of the annual cash retainer. Aggregate special meeting fees of $86,000 earned for meetings in fiscal 2019 that were paid in fiscal 2020 pursuant to the policy providing additional director compensation for periods of unusually high Board and committee activity are included in the table above.

(2) Represents the grant date fair value of the RSU grants under the 1999 Outside Director Plan during fiscal 2019 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (FASB ASC Topic 718). The aggregate number of shares of restricted stock and RSUs outstanding at September 27, 2019, for each independent director was as follows: J. Bronson — 23,453; J. Suárez Coppel — 0, R. Davidson — 27,453; R. Eberhart — 9,453; D. Hickton — 2,162; G. Kiser – 1,288; L. Fayne Levinson — 29,453; B. Loughran – 1,288; R. McNamara — 2,644; P. Robertson — 12,453; C. Thompson — 11,615; and B. Williams — 4,806.

(3) The Company has not granted options to independent directors since fiscal 2016. The aggregate number of options outstanding at September 27, 2019, for each independent directors was as follows: J. Bronson — 875; J. Suárez Coppel — 14,500; R. Davidson — 24,500; R. Eberhart — 18,000; D. Hickton — 5,625; G. Kiser – 0; L. Fayne Levinson — 24,500; B. Loughran – 0; R. McNamara — 0; P. Robertson — 24,500; C. Thompson — 18,000; and B. Williams — 0.

(4) Represents dividend payments on RSAs during fiscal 2019 as well as dividend equivalent payments on RSUs that vested during the fiscal year. These amounts do not include accumulated dividend equivalent rights on vested RSUs that have not yet been distributed to each independent director as follows: J. Bronson — $21,903; J. Suárez Coppel — $0; R. Davidson —$21,903; R. Eberhart — $11,643; D. Hickton — $2,400; G. Kiser - $0; L. Fayne Levinson — $21,903; B. Loughran - $0; R. McNamara — $0; P. Robertson — $16,773; C. Thompson — $14,043; and B. Williams — $2,400. The amount for Mr. Suárez Coppel includes a cash incentive award of $53,334 paid to Mr. Suárez Coppel in lieu of an annual equity award for fiscal 2019.

(5) Mr. Suárez Coppel resigned from the Board on April 30, 2019. 875 stock options that were granted to Mr. Suárez Coppel in March 2016 were vested at the time of Mr. Suárez Coppel's separation from the Board.

(6) Ms. Hickton resigned from the Board on May 1, 2019, in connection with her appointment as Executive Vice President and Chief Operating Officer of the Company's Critical Mission Solutions line of business, effective June 3, 2019. As a result of Ms. Hickton's resignation from the Board, all unvested RSUs were forfeited. Outstanding RSUs held by Ms. Hickton and as reported in footnote 2 above represent RSUs which had vested and were deferred pursuant to the Director Deferral Plan.

(7) Ms. Kiser and Ms. Loughran were appointed to the Board on May 29, 2019.

(8) Mr. Williams's term expires at the 2020 Annual Meeting. Mr. Williams will not stand for re-election at the Annual Meeting.

2020 Proxy Statement | **Jacobs** 27

28 2020 Proxy Statement Forward-Looking Statements This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not directly relate to any historical or current fact. When used herein, words such as “estimates,” “intends,” and “will” and similar words are intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Although such statements are based on management’s current estimates and expectations and/or currently available data, forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause our actual results to differ materially from what may be inferred from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those listed in Item 1A — Risk Factors in the Company’s 2019 Annual Report on Form 10-K. The Company does not undertake any obligation to release publicly any revisions or updates to any forward-looking statements.

2020 Proxy Statement 29 PROPOSAL NO. 2 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION What are you voting on? As required by Section 14A of the Securities Exchange Act of 1934, as amended, this proposal seeks a shareholder advisory vote to approve the compensation of our NEOs as disclosed pursuant to Item 402 of Regulation S-K through the following resolution: “Resolved, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which includes the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and narrative disclosures).” As an advisory vote, this proposal is not binding on the Company, the Board of Directors, or the Compensation Committee, and will not be construed as overruling a decision by the Company, the Board, or the Compensation Committee or creating or implying any additional fiduciary duty for the Company, the Board, or the Compensation Committee. However, the Board of Directors and the Compensation Committee value the opinions that shareholders express in their votes and will consider the outcome of the vote when making future compensation decisions. At our 2017 annual meeting of shareholders, our shareholders approved, on an advisory basis, a frequency of every year for casting advisory votes approving our executive compensation. After the Annual Meeting, our next advisory vote on executive compensation will occur at our 2021 annual meeting of shareholders. What is the Vote Required? The approval of the advisory resolution on the Company’s executive compensation requires the affirmative vote of a majority of shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the advisory resolution. Broker non-votes will have no effect of the outcome of the advisory vote. The Board of Directors unanimously recommends that you vote FOR the advisory resolution approving the Company’s executive compensation.

30 2020 Proxy Statement COMPENSATION COMMITTEE REPORT The Human Resource and Compensation Committee of the Board of Directors reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on such review and discussion, the Human Resource and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement. The Board has approved that recommendation. D e cember 5, 2019 Peter J. Robertson, Chair General Ralph E. Eberhart Georgette D. Kiser Barbara L. Loughran Barry L. Williams

2020 Proxy Statement 31 COMPENSATION DISCUSSION AND ANALYSIS (CD&A) Executive Summary We operate with a pay-for-performance philosophy in a challenging, highly competitive and rapidly evolving global environment. Our NEOs for fiscal 2019 were: Name 2019 Position Steven J. Demetriou Chair of the Board and Chief Executive Officer (CEO) Kevin C. Berryman Chief Financial Officer (CFO) Joanne E. Caruso Executive Vice President, Chief Legal and Administrative Officer Terence D. Hagen Former Executive Vice President, COO and President, Critical Mission Solutions (CMS) Robert V. Pragada Executive Vice President, COO and President, People & Places Solutions Michael R. Tyler Senior Vice President, General Counsel, Chief Compliance Officer and Secretary How did we perform? ✓ Achieved results at the high end of our 2019 financial outlook. Posted year-over-year double digit net revenue and earnings growth ✓ Advanced new 3-year strategy with the completion of the ECR divestiture and the KeyW acquisition; announced pending acquisition of Wood’s Nuclear Business. On track to meet or exceed synergy targets for recent acquisitions ✓ Repurchased ~$850 million of stock and paid $91 million in dividends during fiscal 2019 What did we change for 2019? ✓ Increased total direct compensation consistent with market data from our peer group and other market survey information ✓ Implemented strategic non-financial goals as a modifier of our short-term incentive program. Individual goals reflected key Company initiatives around Inclusion & Diversity, culture and talent retention, among others How do we determine pay? ✓ Design pay programs to reward executives for positive Company results and align with stockholder interests by having a significant portion of compensation composed of equity-based long-term incentive awards ✓ Set pay levels commensurate with performance and the need to attract and retain high quality talent ✓ Consider the advice of an independent compensation consultant, internal pay equity among executives and the alignment of total pay opportunity and pay outcomes with performance and with external market data How did we pay our NEOs? ✓ 2019 payouts aligned with our fiscal 2019 performance ✓ Base salaries reflect each NEO’s role, responsibility, experience, individual performance and market conditions ✓ Annual cash incentive payouts ranged from 118% to 121% of target based on achievement of Company performance objectives, which includes funding for individual strategic non-financial goals ✓ Long-term equity incentives granted at target levels using a portfolio of performance-based restricted stock units (PSUs) and time-based restricted stock units (RSUs) How do we address risk and governance? ✓ Provide an appropriate balance of short- and long-term compensation, with payouts based on the Company’s achievement of certain financial metrics and specific business area objectives ✓ Follow practices that promote good governance and serve the interests of our stockholders, with maximum payout caps for annual cash incentives and long-term performance awards and policies on clawbacks, antipledging, anti-hedging, insider trading and stock ownership ✓ Annual “say-on-pay” shareholder vote and Compensation Committee risk assessment Why you should ✓ Fiscal 2019 performance continued to support long-term stockholder value ✓ Fiscal 2019 incentive payouts for our NEOs aligned with Company performance approve the say-on-pay proposal Our pay program is aligned with stockholder interests, emphasizing achievement of strategic objectives over the long term Our pay practices are tied to robust risk management and good corporate governance

32 2020 Proxy Statement Name 2019 Position Our Executive Compensation Philosophy Our vision is to provide superior customer value through a long-term, relationship-based approach and solid returns to our shareholders through profitable growth. The Compensation Committee has a compensation philosophy that drives this vision by attracting and retaining highly qualified employees and motivating them to deliver value to our customers and shareholders. Accordingly, our executive compensation program is pay-for-performance based, intending to: Provide executives with base salary compensation that is competitive with the market; Reward executives for superior annual Company performance through our Management Incentive Plan (MIP), a short-term cash incentive program that places a substantial component of pay at risk, with specific measures and targets assigned to each participant based on their role in the Company; and Incentivize senior leadership through long-term equity-based awards that align our executives’ interests with those of our shareholders. Our Executive Compensation Program and Practices Our Compensation Committee believes that our executive compensation program is appropriately designed to advance shareholder interests. The key components and associated purposes of our compensation program are as follows: Component Purpose Performance Metric and Description Short-Term/Annual Base Salary Provides the security of a competitive fixed cash payment Reviewed annually by the Compensation Committee and adjusted based on competitive practices and individual performance Fixed Management Incentive Plan Encourages superior performance and accountability by tying payouts to achievement of pre-established metrics assigned to participants based on their role in the Company Metrics used for fiscal 2019 include: Variable/At-Risk ,· Consolidated/Line of Business Operating Profit ,· DSO*,· GM in Backlog* Strategic non-financial goals included as a modifier for all senior executives to tie efforts of culture, inclusion and diversity and other talent-related objectives to compensation Long-Term Performance-Based Restricted Stock Units Aligns interests of executives with long-term shareholder interests. Retains executives and motivates them to build shareholder value over the life of the grants Awards vest and distribute after three years of performance if targets are met. Metrics used for all outstanding awards: ,· EPS Growth – focuses on profitability and financial disciplines,· ROIC – aligns with our strategy by motivating managers to focus on capital efficiency and generation of returns that exceed the cost of capital Time Based Restricted Stock Units Retains executives and motivates them to build shareholder value over the life of the grants Awards vest ratably over 4 years. *See pages 39 and 40 for DSO and GM in Backlog definitions.

2020 Proxy Statement 33 We remain committed to executive compensation practices that drive performance and that align the interests of our leadership team with the interests of our shareholders. Below is a summary of best practices that we have implemented and practices we avoid with respect to the compensation of our NEOs. WHAT WE DO WHAT WE DO NOT DO ☑ Pay-for-Performance — A significant majority of our executives’ target compensation is at risk, including stockbased and/or performance-based compensation tied to preestablished performance goals aligned with our short- and long-term objectives. ☒ No Tax Gross-Ups — We do not have tax reimbursements or gross-ups on severance payments. See “Other Benefits — Perquisites” below. ☑ Compensation Recoupment Policies — We have a clawback policy that applies when inaccurate financial statements have affected incentive award payments to executive officers. This policy is further described under “Clawback Policy” below. ☒ No Pension Plans or Special Retirement Programs for Executive Officers — We do not have a defined benefit pension plan or supplemental retirement plan for executive officers. ☑ Stock Ownership Guidelines — Our Board has established robust stock ownership guidelines applicable to our Board members and executives as described under “Stock Ownership Guidelines” below. ☒ No Excessive Perquisites — We do not offer excessive executive perquisites such as personal use of airplanes at the Company expense, Company-provided autos or auto allowances (except for expatriates) or payment of club dues. ☑ Thorough Compensation Benchmarking — The Compensation Committee reviews publicly available information to evaluate how our NEOs’ compensation compares to that of executives in comparable positions at other companies as described under “Assessing Compensation Competitiveness” below. ☒ No Speculative Trading — Board members and executive officers are prohibited from short-selling our stock and buying or selling puts and calls of our stock. See “Insider Trading and Policy on Hedging or Pledging of Stock” below. ☑ Independent Compensation Consultant — The Compensation Committee benefits from its use of an independent compensation consulting firm, which provides no other services to the Company. ☒ No Hedging — Board members and executive officers are prohibited from engaging in hedging transactions that could eliminate or limit the risks and rewards of owning our stock. See “Insider Trading and Policy on Hedging or Pledging of Stock” below. ☑ Annual Pay-for-Performance Review — With the help of its independent compensation consultant, the Compensation Committee analyzes the alignment of realizable pay and performance on an annual basis to ensure that our incentive programs are working as intended and do not encourage excessive risk-taking. ☒ No Use of Jacobs Stock as Collateral for Margin Loans — Board members and executive officers are prohibited from using our stock as collateral for any margin loan. See “Insider Trading and Policy on Hedging or Pledging of Stock” below. ☑ Vesting Conditions on Dividend Equivalents — We impose the same vesting conditions on dividend equivalents as on the underlying RSUs. ☑ Executive Severance Plan with “Double Trigger” Change in Control Benefits — Recognizing the prevalence of severance plans among our peers and the need to attract and retain talented executives, in fiscal 2018 we adopted an Executive Severance Plan that provides severance benefits to certain key executives in the event of either (1) a qualifying involuntary termination of employment unrelated to a change in control or (2) a qualifying termination of employment during the 2-year period following a change in control.

34 2020 Proxy Statement The Compensation Decision Process The Compensation Committee directly retains the services of independent consultants and other experts to assist in fulfilling its responsibilities. In fiscal 2019, the Compensation Committee engaged the services of Farient Advisors (the Independent Consultant), a national executive compensation consulting firm, to review and provide recommendations concerning all components of the Company’s executive compensation programs. Prior to that time, FW Cook served as the Compensation Committee’s independent compensation consultant. The Independent Consultant performs services on behalf of the Compensation Committee and has no relationship with the Company or its executives except as it may relate to performing such services. The Independent Consultant also advises the Nominating and Corporate Governance Committee on outside director compensation. The Compensation Committee has assessed the independence of the Independent Consultant pursuant to the rules of the SEC and the NYSE and concluded that the Independent Consultant is independent and no conflict of interest exists with respect to the services provided by the Independent Consultant to the Compensation Committee. During fiscal 2019, the CEO and other members of our senior executive team worked with the Compensation Committee to help ensure that our executive compensation programs are competitive, ethical, and aligned with the Company’s values. For fiscal 2019, compensation decisions for the NEOs (other than our CEO) were made by the Compensation Committee after consultation with the CEO, and compensation decisions with respect to our CEO were approved by the full Board upon recommendation from the Compensation Committee. Assessing Compensation Competitiveness The Compensation Committee, with the help of the Independent Consultant, annually compares each element of compensation to that of an industry peer group. For fiscal 2019, as part of its annual review, the Compensation Committee determined that the peer group should be comprised of (1) companies from a range of industries, including professional services, technology, defense, engineering and construction that are competitive with the Company for business and executive management talent or (2) companies that provide IT consulting or technical services to government and large commercial clients. Peer companies are generally within one-third to three times the size of the Company in terms of revenue and market capitalization, evaluated annually. Similar to prior years, to assess compensation competitiveness compared to the peer group, FW Cook utilized comparative data disclosed in publicly available proxy statements, other documents filed with the SEC, and data from a comprehensive database of pay information.

The following chart shows our fiscal 2019 industry peer group, including relevant size and performance data to illustrate the Company's relative position.

Most Recently Available Four Quarters ($MMs)						Market Capitalization as of 9/30/2019 ($MMs)	
Revenue		Net Income		Employees			
Northrop Grumman	$33,276	Raytheon	$3,290	Cognizant Technology	289,900	Northrop Grumman	$63,414
Raytheon	$28,694	Northrop Grumman	$3,013	AECOM	87,000	Raytheon	$54,646
Halliburton	$23,153	Cognizant Technology	$2,075	Northrop Grumman	85,000	L3Harris Technologies[(1)]	$46,252
AECOM	$20,364	Parker Hannifin	$1,512	Raytheon	67,000	Cognizant Technology	$33,284
Fluor	$17,746	Halliburton	$1,186	Halliburton	60,000	Parker Hannifin	$23,208
Cognizant Technology	$16,458	L3Harris Technologies[(1)]	$949	Parker Hannifin	55,610	Halliburton	$16,511
Parker Hannifin	$14,320	Textron	$862	Fluor	53,349	**Jacobs**	**$12,398**
Textron	$13,345	**Jacobs**	**$848**	SNC-Lavalin	52,435	Leidos	$12,350
Jacobs	**$12,738**	Leidos	$674	**Jacobs**	**52,000**	Textron	$11,267
Quanta Services	$11,744	Booz Allen Hamilton	$432	Quanta Services	39,200	Booz Allen Hamilton	$9,958
Leidos	$10,787	Quanta Services	$329	Textron	35,000	AECOM	$5,924
EMCOR	$9,000	EMCOR	$316	EMCOR	33,000	Quanta Services	$5,376
SNC-Lavalin	$7,283	AECOM	$297	Leidos	32,000	EMCOR	$4,834
Booz Allen Hamilton	$6,882	KBR	$191	Booz Allen Hamilton	26,400	KBR	$3,474
L3Harris Technologies[(1)]	$6,801	Fluor	($486)	KBR	25,000	Fluor	$2,677
KBR	$5,517	SNC-Lavalin	($738)	L3Harris Technologies[(1)]	18,200	SNC-Lavalin	$2,475
75th Percentile	$18,401	75th Percentile	$1,268	75th Percentile	61,750	75th Percentile	$25,727
Median	$13,042	Median	$761	Median	52,218	Median	$11,809
25th Percentile	$8,571	25th Percentile	$311	25th Percentile	32,750	25th Percentile	$5,241
Jacobs Percentile*	50%		56%		50%		63%

** Percentile rank calculation includes Jacobs.*

Source: Standard & Poor's Capital IQ.

(1) Harris Corporation acquired L3 Technologies in June 2019. The above data reflects the combined entity.

For fiscal 2019, as part of its annual review, the Compensation Committee, in consultation with FW Cook, added Parker Hannifin and Cognizant Technology to the peer group and removed Chicago Bridge & Iron due to its acquisition by McDermott. For fiscal 2020, the Compensation Committee, in consultation with the Farient Advisors, who is currently serving as the Independent Consultant, maintained the current peer selection criteria and group size used in fiscal 2019. Based on that criteria, Parker-Hannifin and Halliburton were removed and Accenture and WSP Global were added to the peer group.

2020 Proxy Statement | Jacobs 35

36 2020 Proxy Statement Say-on-Pay In evaluating the Company’s executive compensation program, the Compensation Committee considers the results of the advisory vote on the “say-onpay” proposal. At the Company’s 2019 annual meeting, 98% of the shares voting approved the proposal. This followed similar results from the Company’s 2018 and 2017 annual meetings, where 95.9% and 96.4% of the voting shares, respectively, approved the Company’s “say-on-pay” proposal. The Compensation Committee believes these results, which show a significant improvement over the 81% approval received at the Company’s 2016 annual meeting, were due to positive changes made to the Company’s executive compensation program in fiscal 2016 and carried forward. Taking into account the positive support received in 2017 through 2019 after instituting changes to the compensation program in 2016, the Compensation Committee believes the Company provides a competitive pay-for-performance package that effectively incentivizes and retains executives. Shareholder Engagement Members of executive leadership and our Board frequently engage with shareholders and host open, ongoing dialogues around corporate governance matters, including executive compensation. Compensation Elements During fiscal 2019, the Compensation Committee utilized findings by the Independent Consultant to determine that the Company’s executive compensation program continued to be both reasonable in relation to competitive pay levels and appropriate in supporting business objectives and a positive performance-based culture. As reflected in the charts below, variable/at risk compensation represents the majority of the total target direct compensation of our CEO and other NEOs.

2020 Proxy Statement 37 Total target direct compensation refers to base salary, short-term incentive compensation (measured at target for the fiscal year) and long-term equity incentive compensation based on grant date fair values (measured at target for PSUs). In determining the executive’s overall compensation, the Compensation Committee takes into account the absolute and relative value of each component and the overall mix. As with prior years, the Compensation Committee allocated the longterm incentive awards with 60% of the values as PSUs and 40% of the values as RSUs in accordance with our philosophy to pay for performance. In determining the amount of each component of compensation, the Compensation Committee also considers the fact that the Company provides limited perquisites. This stems from the Compensation Committee’s belief that focusing on the three core elements of compensation (base salary and short- and long-term incentive compensation) results in a more transparent and easier-to-administer pay system that is more consistent with the Company’s culture. For example, the Company’s currently available retirement program in the U.S. consists solely of a tax-qualified 401(k) plan with matching contributions and a non-qualified deferred compensation plan that provides non-enhanced market returns. Perquisites are generally limited to financial planning and annual health assessments. The above charts represent our fiscal 2019 total target direct compensation arrangements for our CEO and our other NEOs. Base Salary After considering proxy data from our peer group and other market survey information, including information provided by the Independent Consultant, the Compensation Committee determined that many of our NEOs would receive a salary increase during fiscal 2019. Effective December 22, 2018, Messrs. Demetriou, Berryman, Hagen and Pragada received the base salary increases shown in the below table to reflect their enhanced roles in fiscal 2019, along with recognition of their successful performance in fiscal 2018. Ms. Caruso also received an increase in base salary effective December 22, 2018, in connection with her promotion to EVP, Chief Legal and Administrative Officer from SVP, Chief Administrative Officer, effective October 1, 2018, increased responsibilities and successful performance in fiscal 2018. The following table sets forth the base salaries of each of our NEOs for fiscal 2018 and fiscal 2019. Named Executive Officer Fiscal 2018 Base Salary Fiscal 2019 Base Salary (1) Percentage Increase Steven J. Demetriou $1,300,000 $1,365,000 5.0% Kevin C. Berryman $750,000 $780,000 4.0% Joanne E. Caruso $450,000 $600,000 33.3% Terence D. Hagen $675,000 $750,000 11.1% Robert V. Pragada $720,000 $750,000 4.2% Michael R. Tyler $550,000 $550,000 0.0% (1) Salary increases effective December 22, 2018, for the NEOs.

38 2020 Proxy Statement Short-Term Incentives The Management Incentive Plan (MIP) continues to reinforce our commitment to profitable growth and effective cash management using specific measures and targets assigned to each participant based on his or her respective role in the organization. As described below, this plan provides for bonus payouts to eligible employees based on the level of achievement of certain Company-wide and line of business-specific target goals. For fiscal 2019, select officers and leaders of the Company, including the NEOs, were eligible to participate in the MIP. As shown in the following chart, an employee’s target MIP award is calculated by multiplying (1) the employee’s annual base salary as of July 1 of the applicable fiscal year by (2) his or her target bonus percentage. An employee’s actual MIP award amount is calculated by multiplying (1) the employee’s target MIP award by (2) the corporate performance achievement factor, and finally, (3) adding or subtracting the strategic non-financial modifier (described below). Strategic Non-Financial Modifier: Beginning in fiscal 2019, the Company introduced individual strategic, non-financial objectives as a modifier for the overall MIP payout for the NEOs and other senior executives. This addition provides incentives for the support of Company initiatives and strategic objectives that drive long-term stockholder value, such as the Company’s inclusion and diversity initiatives, improvements in talent retention, driving innovation across the business, and safety and operational excellence, among others. This additional bonus component provides each executive with an opportunity to have his or her final award increased or decreased by up to 10% of target, based on the Compensation Committee’s assessment of their performance with respect to these goals. The strategic goals for the CEO were reviewed and approved by the Compensation Committee. The CEO approved the strategic goals for the other NEOs and senior executives after consultation with the Compensation Committee. The following MIP targets for the NEOs were approved for fiscal 2019 to more closely align with market and proxy information of our peer companies and to tie more of the executive’s compensation to company performance. Named Executive Officer Annual Incentive Target as a % of Base Salary Fiscal 2018 Fiscal 2019 Steven J. Demetriou 150% 165% Kevin C. Berryman 100% 110% Joanne E. Caruso 80% 100% Terence D. Hagen 100% 110% Robert V. Pragada 100% 110% Michael R. Tyler 80% 80% Corporate Performance Achievement Factors Each year, the Company establishes performance achievement factors for each participant based on his or her role in the Company. For those participants with exclusively corporate-level responsibilities, the bonus opportunity for fiscal 2019 was tied entirely to company-wide metrics. As a result of the increased responsibilities and expanded roles of Mr. Pragada and Mr. Hagen in fiscal 2019, each of their bonus opportunity was also tied entirely to corporate-wide metrics. For all other participants who are aligned with a specific line of business, a portion of performance targets were tied to operating metrics defined for each participant's applicable line of business, with the remainder tied to Company-wide metrics to encourage collaboration across all lines of business and drive the Company's overall results.

Performance Metrics	2019 Actual Results	Performance Levels			2019 Actual Performance Level Achievement (% of Payout)	Relative Weighting (%)	2019 Actual Performance Achievement (% of Target)
		Minimum (25% Payout)	Target (100% Payout)	Maximum (200% Payout)			
Consolidated Operating Profit	$961.2	$786M	$925M	$1,064M	126.1%	70%	88.3%
Consolidated DSO	63.0	63.5	59.5	57.5	34.3%	15%	5.1%
Consolidated GM in Backlog	$4,517M	$4,227M	$4,450M	$4,672M	130.1%	15%	19.5%
Total						**100.0%**	**112.9%**

MIP Awards to each of the NEOs

For fiscal 2019, the Compensation Committee established the minimum, target and maximum performance levels under the MIP for each NEO based on the Company-wide metrics of Consolidated Operating Profit, DSO and Gross Margin (GM) in Backlog. The corresponding fiscal 2019 actual results, performance levels, relative weighting and actual performance achievement percentages are shown in the chart below. Refer to page 39 for descriptions of how the metrics are calculated. The calculation of target MIP award and actual MIP award for fiscal 2019 is shown below.

Named Executive Officer	Base Salary (07/01/2019)	Target %	2019 Target MIP Award	Performance Achievement Factor (% of Target)	Strategic Non-Financial Modifier (%)	Modifier Adjustment ($)	2019 Final MIP Award
Steven J. Demetriou	$1,365,000	165%	$2,252,250	112.9%	8.0% (1)	$180,180	$2,723,696
Kevin C. Berryman	$780,000	110%	$858,000	112.9%	6.0%	$51,480	$1,020,439
Joanne E. Caruso	$600,000	100%	$600,000	112.9%	8.0%	$48,000	$725,593
Terence D. Hagen	$750,000	110%	$825,000	112.9%	5.0%	$41,250	$972,941
Robert V. Pragada	$750,000	110%	$825,000	112.9%	6.0%	$49,500	$981,191
Michael R. Tyler	$550,000	80%	$440,000	112.9%	5.0%	$22,000	$518,902

(1) Mr. Demetriou was awarded an 8% strategic non-financial modifier for performance against goals as it relates to those he outlined at the beginning of the fiscal year to drive Jacobs' culture transformation. Mr. Demetriou requested, however, that his payout be adjusted downwards to be in line with the average of the senior leaders in the program. The Compensation Committee honored Mr. Demetriou's request and adjusted his payment downwards to 6.0%.

For purposes of calculating the payouts for the 2019 MIP awards

- **Consolidated Operating Profit** means total Gross Margin (GM) less selling, general and administrative expenses (SG&A) of the Company, as adjusted for special items that are unusual, non-recurring or otherwise not indicative of the Company's normal operations and which were not anticipated in setting the original targets. Any such adjustments must be approved by the Compensation Committee. For example, such adjustments include, without limitation: (1) charges for restructurings; (2) gains or losses on the disposal of a segment of the business or in connection with discontinued operations; (3) charges for the impairment of goodwill or other long-lived assets; (4) gains / losses on the sale of assets; (5) major litigation settlements and/or other judgments; (6) the effects of changes in accounting principles, laws or regulations affecting reported results; and (7) costs and expenses relating to acquisitions, including integration.
- **Consolidated DSO (Days Sales Outstanding)** means the average of the DSO from the four quarters of the year ended September 27, 2019, of (1) accounts receivable (including billings in excess) of the Company at the end of each quarter divided by (2) the daily sales for each quarter.

2020 Proxy Statement | Jacobs 39

- **GM in Backlog** means for each line of business, starting Gross Margin (GM) in Backlog for such applicable line of business as adjusted for (1) new awards, (2) scope increases of new and existing work, (3) cancellations and corrections of understatements/overstatements, (4) acquisitions and divestitures, and (5) the foreign exchange effect, less the GM burn for the fiscal year. GM in Backlog must follow Jacobs' backlog rules for various contract types.

In fiscal 2019, the Compensation Committee used its discretion to adjust the performance results to reflect the exclusion of (1) the full year impact of a new pension accounting standard on operating profit, (2) the second half of fiscal 2019 impact on operating profit of Critical Mission Solutions and People & Places Solutions businesses that were transferred to ECR as part of the sale to WorleyParsons, (3) charges associated with a legal matter initiated in 2011 that related to discontinued operations; and the addback of (1) intangible amortization due to adoption of a new financial reporting metric in fiscal 2019, and (2) transition services agreement (TSA) revenue in connection with the sale to WorleyParsons. In addition, the Compensation Committee approved adjustments to reclassify certain operating profit between individual lines of businesses, which did not impact consolidated operating profit.

Achieving minimum performance levels result in a payout of 25% of target; target performance levels result in a payout of 100% of target; and maximum performance levels result in a payout of 200% of target. Actual award payments are calculated by linear interpolation for achievement of goals other than those specified.

Equity-Based Compensation

The Compensation Committee believes that long-term equity incentives should comprise the majority of compensation for the Company's senior leadership, including the NEOs. In deciding upon the design and magnitude of long-term incentives, the Compensation Committee is guided by several factors, including alignment with shareholder interests, ease of understanding by participants, and retentiveness. The Compensation Committee also takes into account market data, information and recommendations from the Independent Consultant, and information provided by the Company's leadership, including recommendations by the CEO with respect to equity incentives for executive officers other than himself. Other than off-cycle awards for new hires, promotions or retention grants, the Compensation Committee generally awards equity incentives to NEOs and senior leadership in the first 90 days of each fiscal year.

To determine the dollar value of awards to be granted to the NEOs and consistent with its prior process for determining the magnitude of awards, the Compensation Committee examined data with respect to competitive grant values at the Company's peer group companies. It also considered the size of the awards previously granted to the NEOs, which reflected the Compensation Committee's previous evaluation of the magnitude of awards considered necessary to align the awards with competitive levels. The determination of award levels in fiscal 2019 also took into account the Compensation Committee's review of the CEO's performance and that of the other NEOs (and the CEO's recommendations with respect to the other NEOs), as well as the Company's overall performance.

In fiscal 2019, our NEOs' equity-based compensation consisted of the following awards:

Forms of 2019 Long-Term Incentive Grants	Weight	Performance Metrics and Vesting Period
PSUs	60%	Performance Metrics: - 50% to vest based upon EPS Growth over 3-year period - 50% to vest based upon ROIC over 3-year period
RSUs	40%	25% annual vesting over 4-year period

A summary of the equity awards granted in fiscal 2019 to each NEO is provided below:

Named Executive Officer	Grant Date	PSUs Awarded (1)	PSU Value Awarded	RSUs Awarded	RSU Value Awarded	Total Value Awarded
Steven J. Demetriou	11/7/2018	77,854	$6,299,946	51,904	$4,200,072	$10,500,017
Kevin C. Berryman	11/7/2018	17,426	$1,410,112	11,616	$939,967	$2,350,079
Joanne E. Caruso	11/7/2018	9,640	$780,069	6,426	$519,992	$1,300,061
Terence D. Hagen	11/7/2018	16,314	$1,320,129	10,874	$879,924	$2,200,053
Robert V. Pragada	11/7/2018	16,314	$1,320,129	10,874	$879,924	$2,200,053
Michael R. Tyler	11/7/2018	7,414	$599,941	4,944	$400,068	$1,000,009

(1) Represents the target payout shares as described under "Executive Compensation—2019 Grants of Plan Based Awards" below.

40 Jacobs | *2020 Proxy Statement*

2020 Proxy Statement 41 Fiscal 2019 Equity Awards Performance Stock Units Fiscal 2019 PSU awards will vest, following a 3-year performance period (starting on the first day of fiscal 2019 and ending on the last day of fiscal 2021), based on achievement of the following performance metrics:—50% of the PSUs will vest based on the Company’s achievement of a certain EPS Growth Rate over a 3-year performance period (the EPS Based PSU Awards); and—50% of the PSUs will vest based on the Company’s achievement of a certain ROIC during the same 3-year performance period (the ROIC Based PSU Awards). For fiscal 2019 PSU awards only, the baseline used for each of the metrics was adjusted to exclude the Company’s Energy, Chemicals & Resources business, which was divested in April 2019. Earnings Per Share Based PSU Awards: The Compensation Committee believes that Adjusted EPS is a key indicator of a company’s performance for shareholders. It is the predominant metric used in performance-based equity awards of the Company’s peers and its use is intended to improve the focus on profitability, growth and financial discipline, while aligning the interests of the Company’s senior executives with the long-term interests of shareholders. The number of EPS Based PSU Awards that will vest (and the corresponding number of shares that will be issued at the end of the 3-year performance period) is based on the Company’s EPS Growth Rate measured at the end of each of fiscal 2019, 2020 and 2021, in each case measured from fiscal 2018 adjusted EPS from continuing operations. Amounts are locked in annually but not distributed until after the 3-year performance period. This calculation is shown in the following charts: 1/3 of Target EPS Based PSUs X EPS Growth Performance Multiplier for EPS Growth Rate in fiscal 2019 over fiscal 2018 = First Year EPS Shares Locked-In Average Adjusted EPS Growth—Fiscal Year 2018-2019 EPS Growth Performance Multiplier Less than 21.8% 0% 21.8% 50% 26.8% 100% 31.8% 200% 2/3 of Target EPS Based PSUs X EPS Growth Performance Multiplier for Compound EPS Annual Growth Rate for fiscal 2020 over fiscal 2018—Number of First Year EPS Shares Locked-In = Second Year EPS Shares Locked-In Average Adjusted Compound EPS Growth—Fiscal Year 2018-2020 EPS Growth Performance Multiplier Less than 8.2% 0% 8.2% 50% 11.7% 100% 15.2% 200%

42 2020 Proxy Statement Total Target EPS Based PSUs X EPS Growth Performance Multiplier for Compound EPS Annual Growth Rate for fiscal 2021 over fiscal 2018—Number of First Year EPS Shares Locked-In and number of Second Year EPS Shares Locked-In = Total number of Shares Earned and to be issued pursuant to EPS Based PSUs Average Adjusted Compound EPS Growth—Fiscal Year 2018-2021 EPS Growth Performance Multiplier Less than 8.6% 0% 8.6% 50% 10.6% 100% 12.6% 200% The “EPS Growth Performance Multiplier” is determined by reference to the tables above based upon the Company’s EPS Growth Rate or Compound Annual EPS Growth Rate over the relevant fiscal periods. The Compensation Committee set these metrics based on the Company’s plan at the time of grant. “EPS” for any fiscal period is computed by dividing Adjusted Net Earnings by the weighted average number of shares of the Company’s common stock outstanding during the period. “Adjusted Net Earnings” means the net earnings attributable to the Company as reported in its consolidated financial statements for such period determined in accordance with GAAP (A) as may be adjusted to eliminate the effects of (1) costs associated with restructuring and integration activities, regardless of whether the Company discloses publicly the amount of such restructuring and integration costs or the fact that the Company engaged in restructuring and integration activities during the periods restructuring costs were incurred; and (2) gains or losses associated with discontinued operations, as determined in accordance with GAAP, but limited to the first reporting period an operation is determined to be discontinued and all subsequent periods (i.e., there will be no retroactive application of the adjustment); and (B) as adjusted for all gains or losses associated with events or transactions that the Compensation Committee has determined are unusual in nature, infrequently occurring and otherwise not indicative of the Company’s normal operations, and therefore, not indicative of the underlying Company performance. For these purposes, such events or transactions could include: (1) settlements of claims and litigation, (2) disposals of operations including a disposition of a significant amount of the Company’s assets, (3) losses on sales of investments, (4) changes in laws and/or regulations, and (5) acquisitions. Return on Invested Capital (ROIC) Based PSU Awards: The Compensation Committee believes that ROIC is an effective means of linking executive compensation to value creation that holds leaders accountable for the efficient use of capital and has used this performance metric for awards since fiscal year 2017.

2020 Proxy Statement 43 The number of ROIC Based PSU Awards that will vest (and the corresponding number of shares to be issued) is based on the Company’s average adjusted ROIC measured at the end of each of fiscal 2019, 2020 and 2021, in each case measured from fiscal 2018 adjusted ROIC. Amounts are locked in annually but not distributed until after the 3-year performance period. This calculation is shown in the following charts: 1/3 of Target ROIC Based PSUs X Performance Multiplier for Average ROIC for fiscal 2019 over fiscal 2018 = First Year ROIC Shares Locked-In Average ROIC—Fiscal Year 2018-2019 ROIC Performance Multiplier Less than 8.3% 0% 8.3% 50% 9.3% 100% 10.3% 200% 2/3 of Target ROIC Based PSUs X Performance Multiplier for Average ROIC for fiscal 2020 over fiscal 2018—Number of First Year ROIC Shares Locked-In = Second Year ROIC Shares Locked-In Average ROIC—Fiscal Year 2018-2020 ROIC Performance Multiplier Less than 8.4% 0% 8.4% 50% 9.4% 100% 10.4% 200% Target ROIC PSUs X Performance Multiplier for Average ROIC for fiscal 2021 over fiscal 2018—Number of First Year ROIC Shares Locked-In and number of Second Year ROIC Shares Locked-In = Total number of ROIC Based PSU Shares Earned and to be issued Average ROIC—Fiscal Year 2018-2021 ROIC Performance Multiplier Less than 8.6% 0% 8.6% 50% 9.6% 100% 10.6% 200%

The “**Return on Invested Capital**” (or ROIC) is computed by dividing Adjusted Net Earnings by the average of invested capital from the first day of fiscal 2019 to the last day of fiscal 2021. Invested capital is the sum of equity plus long-term debt less cash and cash equivalents.

The “**Average ROIC Performance Multiplier**” is determined by reference to the tables above based upon the Company’s ROIC or Compound Annual ROIC over the relevant fiscal periods. The Compensation Committee set these metrics based on the Company’s plan at the time of grant.

Restricted Stock Unit (RSU) Grants:

The 2019 RSU awards vest 25% per year on each of the first, second, third and fourth anniversary of the grant date, subject to the NEO’s continuous employment through each such vesting date.

Dividend Equivalent Rights

All RSU awards are entitled to accumulated dividend equivalent rights that are subject to the same vesting, payment and other terms and conditions as the underlying award to which the dividend equivalent relates. The crediting of dividend equivalents is intended to treat the equity award holders consistently with shareholders and preserve the equity-based incentives intended by the Company when the awards were granted. The dividend equivalents pay in cash upon the vesting and settlement of the underlying RSUs.

Long-Term Incentive Plan Metrics and Performance Attainment – PSUs with Performance Periods Ending in Fiscal 2019

Five of our NEOs served as executive officers of the Company in fiscal 2016 and received grants of PSUs at that time: Messrs. Demetriou, Berryman, Hagen, Pragada and Tyler. Ms. Caruso did not receive a grant of PSUs in fiscal 2016. These awards were based on a 3-year performance period that leveraged both short- and long-term goals. If certain thresholds of performance were not attained, then no payout was earned for the awards. The performance metrics associated with these PSUs, as well as weighting and the associated performance period are shown below:

Performance Metric	Weighting	Performance Period
EPS	50%	Beginning on the first day of fiscal 2016 and ending on the last day of fiscal 2018
TSR	50%	The 3-year period immediately following the grant date (November 19, 2015 – November 19, 2018)

2016 EPS Based PSU Awards

The 2016 EPS Based PSU awards were tied to Compounded Annual EPS Growth over a 3-year performance period:

- The performance period began in Q1 2016 and ended Q4 2018;
- The total number of units awarded accumulated over the 3-year performance period in independent segments:
  - 1/3 of the 2016 EPS Based PSUs were based on EPS Growth during FY16;
  - 2/3 of the 2016 EPS Based PSUs were based on the Compounded Annual EPS Growth Rate from FY15 to FY17; and
  - The final determination as to shares to be distributed pursuant to the 2016 EPS Based PSUs was based on the Compounded Annual EPS Growth Rate from FY15 to FY18.

44 Jacobs | 2020 Proxy Statement

The first 2 years of the program are considered a "lock in" period, meaning it was possible to "lock in" vesting of up to two-thirds of the total potential award based on EPS Growth during that period. The following performance vesting schedule was approved by the Compensation Committee in November 2016:

Compounded Annual Growth Rate in Performance Period	EPS Performance Multiplier
Less than 4%	0%
4.0%	50%
7.5%	100%
15.0%	150%
20% or greater	200%

The EPS Performance Multiplier was determined by linear interpolation for growth rates between 4% and 7.5%, between 7.5% and 15% and between 15% and 20%.

The following chart summarizes the Company's average EPS Growth during the performance period and the resulting vesting under the approved performance criteria:

	Performance Period	EPS	Compounded Annual Growth Rate	EPS Performance Multiplier	Lock-in PSUs
Baseline Earnings	FY15	$3.08			
Year 1	FY16	$2.93	-4.9%	0%	0%
Year 2	FY16 - FY17	$3.24	2.6%	0%	0%
Year 3	FY16 – FY18	$4.52	13.6%	140.9%	140.9%

Total EPS Based PSUs Granted x **3 Year EPS Performance Multiplier** = **140.9% of Shares to be Distributed**

As a result of the EPS performance over the 3-year performance period, Messrs. Demetriou, Berryman, Hagen, Pragada and Tyler received 140.9% of the shares underlying the Target 2016 EPS Based PSU Awards, as shown in the following table:

Participant Name	Vesting Date	EPS Based Awards Granted	% Target Earned	Shares Earned
Steven J. Demetriou	11/19/2018	44,923	140.9%	63,296
Kevin C. Berryman	11/19/2018	11,231	140.9%	15,824
Terence D. Hagen	11/19/2018	8,774	140.9%	12,362
Robert V. Pragada	11/19/2018	9,967	140.9%	14,043
Michael R. Tyler	11/19/2018	3,510	140.9%	4,945

2020 Proxy Statement | **Jacobs** 45

2016 TSR Based PSU Awards

The 2016 TSR Based PSUs were tied to the Company's TSR performance as measured against that of our peer group in place at the beginning of the performance period, over a 3-year period immediately following the 2016 TSR Based PSUs award date.

The method of calculating the number of shares underlying the 2016 TSR Based PSUs that vested is summarized below:

- The performance period for the 2016 TSR Based PSUs began November 19, 2015, and ended on November 19, 2018, and the following TSR performance targets were approved by the Compensation Committee in 2015:

TSR Performance Relative to Peer TSR Performance	TSR Multiplier
Below 30th Percentile	0.0%
30th Percentile	50.0%
50th Percentile	100.0%
70th Percentile and Above	150.0%

The determination of TSR performance was based on the return of the 30-calendar-day average prices between the beginning and end of the performance period, using the formula below. The average prices were based upon daily asset values, which represent adjusted stock prices for dividends reinvested throughout the period.

$$\frac{\text{Ending Average Price} - \text{Beginning Average Price}}{\text{Beginning Average Price}} = \text{TSR}$$

Beginning Average Price* — *$40.60—Based upon the 30-calendar-day average closing stock prices of the Company's common stock, assuming all dividends are reinvested as of the ex-dividend date, from October 21, 2015, to November 19, 2015.

Ending Average Price* — *$76.84—Based upon the 30-calendar-day average closing stock prices of the Company's common stock, assuming all dividends are reinvested as of the ex-dividend date, from October 21, 2018, to November 19, 2018.

***Dividends* — $1.05**—The Company paid out $1.05 in dividends during the performance period.

$$\frac{\$76.84-\$40.60}{\$40.60} = 89.26\%$$

- The TSR performance percentile rankings set forth above were derived using a continuous calculation method, which first calculates the percentiles without the Company (i.e., based only on the selected peer companies), and then calculates the Company's percentile using linear interpolation between the percentile ranks of the peers just above and below the Company.

- The peer group at the time the 2016 TSR Based PSUs were granted consisted of 14 peer companies, however, for the final performance measurement the group consisted of only 10 companies as a result of the following developments:

  – URS Corporation was acquired by AECOM in October 2014
  – Foster Wheeler AG was acquired by AMEC in November 2014
  – Computer Sciences Corporation merged with Hewlett Packard Enterprises Company in April 2017
  – Chicago Bridge & Iron Company N.V. was acquired by McDermott International, Inc. in May 2018

46 Jacobs | 2020 Proxy Statement

- The below table shows the 10 remaining peer companies along with their final TSR results and percentile ranking

Company	TSR	Percentile Rank
Jacobs Engineering Group Inc.	89.26%	100%
Leidos Holdings, Inc.	77.02%	89%
L3 Technologies, Inc.	70.25%	78%
Quanta Services, Inc.	62.25%	67%
Raytheon Company	61.93%	56%
Northrop Grumman Corporation	57.59%	44%
EMCOR Group, Inc.	52.07%	33%
KBR, Inc.	13.00%	22%
AECOM	4.72%	11%
Fluor Corporation	(0.05%)	0%

Jacobs Payment Summary	
Jacobs Engineering Group Inc. TSR	89.26%
Rank	1st of 10
Percentile Rank	100
Payout Percentage	150%

As a result of the TSR performance, Messrs, Demetriou, Berryman, Hagen, Pragada and Tyler received 150% of the shares underlying the 2016 TSR Based PSUs, as shown in the following table:

Named Executive Officer	Vesting Date	TSR Based Awards Granted	% Target Earned	Shares Earned
Steven J. Demetriou	11/26/2018	44,923	150.0%	67,384
Kevin C. Berryman	11/26/2018	11,231	150.0%	16,846
Terence D. Hagen	11/26/2018	8,774	150.0%	13,161
Robert V. Pragada	11/26/2018	9,967	150.0%	14,950
Michael R. Tyler	11/26/2018	3,510	150.0%	5,265

Other Benefits

Benefits Programs

Except for the Company's Executive Severance Plan and the Executive Deferral Plan (EDP), which is generally available to most of senior leadership, and certain expatriate arrangements, the Company provides executives with the same benefit plans offered generally to U.S. employees.

401(k) Plan: During fiscal 2019, the CEO and other NEOs were eligible to participate in the Company's 401(k) plan for full-time employees in the United States. The plan provided a match by the Company equal to 50% of the first 6% of eligible pay (currently $280,000) through March 31, 2019. Effective March 1, 2019, the match was increased to 58.334%

2020 Proxy Statement | Jacobs 47

48 2020 Proxy Statement for the first 6% of eligible pay, or 3.5%. None of the NEOs participated in any defined benefit retirement or supplemental retirement benefit plan. Employee Stock Purchase Plans: The Company has qualified employee stock purchase plans in which all employees meeting certain minimum eligibility requirements in certain countries are eligible to participate. The Company adopted a safe-harbor plan design in 2006 that provides for a 5% discount from the closing price of a share of common stock at the end of each purchase period. The safe-harbor plan results in no accounting cost to the Company. Non-Qualified Executive Deferral Plan (EDP): Select employees, including the NEOs, meeting certain compensation minimums may elect to participate in the Company’s EDP whereby a portion of compensation (including salary, bonus and/or equity compensation) is deferred and paid to the employees at a future date, including upon retirement or death. Participant deferrals are credited with earnings and losses based upon the actual performance of the deemed investments selected by participants with equity compensation deferrals generally being credited with earnings and losses based on the actual performance of the Company’s common stock. See “Executive Compensation—Non-qualified Deferred Compensation” below for a further description of the EDP. Executive Severance Plan: Recognizing the prevalence of severance plans among our peers and the need to attract and retain talented executives, in fiscal 2018 the Company adopted an Executive Severance Plan that provides severance benefits to certain key executives designated by the Compensation Committee from time to time, including Messrs. Demetriou, Berryman, Pragada and Tyler and Ms. Caruso, in the event of either (1) a termination of employment by the Company other than for cause that is unrelated to a change of control or (2) a termination of employment by the Company other than for cause or by the participant for good reason, in each case during the 2-year period following a change of control. Perquisites The Company provides limited perquisites to its executives. They may have spousal travel paid for by the Company only for an approved business purpose, in which case a related tax gross-up is provided. NEOs are also provided with financial planning assistance and annual health assessment benefits. The Company leases a private aircraft to allow certain executive officers, primarily the CEO, to safely and efficiently travel for business purposes. Use of a private aircraft provides a confidential and highly productive environment for executive officers to conduct business while traveling. We do not allow personal usage of the private aircraft at the Company’s expense. Incidental travel by family members of an executive officer in connection with such executive’s business travel is permitted so long as the executive reimburses the Company for the cost of such travel. Payments Upon Termination or Change in Control Executive Severance Plan: As described above, the Company adopted an Executive Severance Plan in fiscal 2018 that provides the following severance benefits to certain key executives, including the NEOs (other than Mr. Hagen), in the event of either (1) a qualifying involuntary termination of employment that is unrelated to a change in control or (2) a qualifying termination of employment during the 2-year period following a change of control. Payments under this plan are conditioned upon the receipt of a customary waiver and general release of claims from the executive. In addition, following termination, the executives will be subject to restrictive covenants, including non-disclosure of confidential information, nondisparagement restrictions and 12-month non-competition and non-solicitation obligations. Payments under this plan do not include any tax gross-ups. ï,· Non-Change in Control Severance Benefits—In the event of a termination of the participant’s employment by the Company other than for cause (as defined in the plan), the participant will be entitled to receive the following benefits: (1) a lump sum cash payment equal to 1.5 times (for the CEO) or 1 times (for the other NEOs and covered executives) the sum of the participant’s (x) base salary and (y) target annual incentive award; and (2) a lump sum cash payment equal to 1.5 times (for the CEO) or 1 times (for the other NEOs and covered executives) the sum of (x) the annual COBRA premium for continued participation in the Company’s group health plans and (y) the annual fee for continued receipt of financial advisory services. In addition, the participant’s unvested and outstanding equity awards that are scheduled to vest within the nine-month period following the date of termination will remain outstanding and continue to vest in accordance with their original vesting schedule. ï,· Change in Control Severance Benefits—In the event of a termination of the participant’s employment by the Company other than for cause or by the participant for good reason (as defined in the Plan), in each case within

2020 Proxy Statement 49 the 2-year period after a change in control (as defined in the Executive Severance Plan), the participant will be entitled to receive the following benefits: (1) a lump sum cash payment equal to 2 times (for the CEO) or 1 times (for the other NEOs and covered executives) the sum of the participant’s (x) base salary and (y) target annual incentive award; and (2) a lump sum cash payment equal to the participant’s target annual incentive award, prorated based on the number of days the participant was employed during the fiscal year of termination; and (3) a lump sum cash payment equal to 2 times (for the CEO) or 1 times (for the other NEOs and covered executives) the sum of (x) the annual COBRA premium for continued participation in the Company’s group health plans and (y) the annual fee for continued receipt of financial advisory services. In the event such termination occurs, unvested and outstanding equity awards are governed by the Stock Incentive Plan as described below. Employment Agreements: There are no employment agreements in effect with any of our NEOs as of the end of fiscal 2019. In connection with Mr. Hagen’s transition from Chief Operating Officer and President, Critical Mission Solutions, to a special advisor to the CEO, the Company and Mr. Hagen entered into a Retirement Agreement, which provided for the continuation of his fiscal 2019 compensation through the end of fiscal 2019. Thereafter, Mr. Hagen will receive a monthly salary of $62,500 through December 31, 2020. Any equity awards issued prior to Mr. Hagen’s transition to a special advisor will continue to vest in accordance with their terms through December 31, 2020. Stock Incentive Plan: Consistent with all participants in the Company’s 1999 Stock Incentive Plan (the Stock Incentive Plan), as amended, NEOs may be entitled to prorated vesting at retirement of PSUs granted during fiscal 2016 and thereafter. In the case of a participant whose employment is terminated in the event of death or Disability (as defined in the Stock Incentive Plan), the terms of our stock options, RSAs and RSU grants provide for accelerated vesting, and PSU grants provide that such awards will remain outstanding and eligible to vest, with the final determination of the payout, if any, generally determined at the end of the applicable 3-year performance period. Additionally, the terms of stock options, restricted stock, RSUs and PSUs provide for potential double trigger equity acceleration upon certain terminations following a Change in Control (as defined in the Stock Incentive Plan) as a means of focusing executive officers on shareholder interests when considering strategic alternatives. If a Change in Control occurs and certain options, restricted stock, RSUs and PSUs are not assumed and continued by the acquiring or surviving corporation in the transaction (or a parent corporation thereof), then all such awards will vest immediately, with awards of restricted stock that are subject to performance-based vesting criteria and/or PSUs paid at a level based upon the Company’s actual performance as of the date of the Change in Control. The estimated payments and benefits provided in each of the covered circumstances may be found under “Executive Compensation—Compensation Under Various Termination Scenarios” below. Other Policies Stock Ownership Guidelines The Company has established the following stock ownership guidelines for its executive officers: Position Multiple of Base Salary Chair and CEO 6x EVP/Presidents of Lines of Business 3x Other Senior Leadership (SVPs) 2x The Compensation Committee reviews each executive officer’s holdings with respect to these ownership guidelines each year. As of the end of fiscal 2019, all NEOs exceeded their respective guidelines, except Ms. Caruso, whose guidelines increased in connection with her promotion to Executive Vice President in fiscal 2019. See the discussion under “Corporate Governance — Stock Ownership Guidelines” above for further information.

50 2020 Proxy Statement Insider Trading and Policy on Hedging or Pledging of Stock The Company’s insider trading policy contains stringent restrictions on transactions in Company stock by executive officers and directors. All trades by executive officers and directors must be pre-cleared. The executive officers and directors are prohibited from any trading in puts or calls of Company stock, from engaging in short sales of Company stock, and from hedging or pledging Company stock or using it as loan collateral or as part of a margin account. Clawback Policy The Compensation Committee maintains a clawback policy with respect to incentive awards granted to executive officers. The Company is authorized to recover a portion of incentive awards paid within 3 years of a financial statement that is inaccurate due to material noncompliance with any financial reporting requirement under the securities laws. Recovery applies to the extent a lesser amount would have been paid under the restated financial statement. Tax Considerations Section 162(m) of the Code limits deductions for certain executive compensation in excess of $1,000,000 in any fiscal year, and prior to the enactment of the Tax Cuts and Jobs Act of 2017 (the Act), compensation that qualified as “performance-based compensation” under Section 162(m) was excluded from this limit. The Act repealed this “performancebased compensation” exclusion effective for fiscal years beginning on January 1, 2018, with limited transition relief. Prior to the Act, the Company structured its compensation arrangements to permit deductibility under Section 162(m) to the extent possible, unless the benefit of such deductibility was outweighed by the need for flexibility or the attainment of other corporate objectives in which case the Compensation Committee was prepared to enter into compensation arrangements under which payments may not be deductible under Section 162(m). Following the Act, the Company will continue to consider tax deductibility as a factor in determining executive compensation but may not structure its compensation arrangements around deductibility. The Company believes the tax deduction limitation should not compromise its ability to design and maintain executive compensation arrangements that will attract and retain highly qualified employees and motivate them to deliver value to our customers and shareholders. Compensation Risk Assessment As part of its oversight, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. The Compensation Committee also retains the Independent Consultant to conduct a risk assessment of the Company’s compensation policies and practices. In addition, the Company reviews all its compensation policies and practices, including incentive plan design and factors that may affect the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. The Company’s pay philosophy provides an effective balance in cash and equity mix, short- and long-term performance periods, financial and non-financial performance, and allows for the Compensation Committee’s discretion to make negative adjustments to payouts under the Company’s compensation plans. Further, policies to mitigate compensation-related risk include stock ownership guidelines, vesting periods on equity, insider-trading prohibitions, and independent Compensation Committee oversight. Based on this review, both for our executive officers and all other employees, the Company and the Independent Consultant concluded that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed and approved this conclusion.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation earned by the Company's named executive officers (or NEOs) in fiscal 2019, 2018 and 2017.

Name & Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)
Steven J. Demetriou *Chair and Chief Executive Officer*	2019	1,347,500	—	10,500,017	2,723,696	—	56,040	14,627,254
	2018	1,300,000	—	9,000,025	2,669,990	—	73,673	13,043,688
	2017	1,300,000	—	7,571,763	2,160,202	—	113,946	11,145,911
Kevin C. Berryman *Executive Vice President, Chief Financial Officer*	2019	771,923	—	2,350,079	1,020,439	—	36,614	4,179,054
	2018	750,000	—	2,000,006	1,026,919	—	52,589	3,829,514
	2017	750,000	—	1,716,332	830,847	—	104,479	3,401,658
Joanne E. Caruso *Executive Vice President, Chief Legal and Administrative Officer*	2019	559,615	—	1,300,061	725,593	—	23,805	2,609,075
Terence D. Hagen *Former Executive Vice President, COO and President, Critical Mission Solutions (CMS)*	2019	729,808	—	2,200,053	972,941	—	33,935	3,936,736
	2018	668,269	—	1,675,013	926,303	—	112,164	3,381,749
	2017	637,711	—	1,463,947	684,633	—	19,552	2,805,843
Robert V. Pragada *Executive Vice President, COO and President, People & Places Solutions (PPS)*	2019	741,923		2,200,053	981,191	—	154,803	4,077,970
	2018	713,269	300,000	1,700,037	983,118	—	43,310	3,739,735
	2017	684,231	350,000	1,463,947	925,361	—	38,151	3,461,690
Michael R. Tyler *Senior Vice President, General Counsel and Secretary*	2019	550,000	—	1,000,009	518,902	—	29,547	2,098,458

(1) Consists of base salary earned during the fiscal year including any time off with pay.

(2) In fiscal 2018, the $300,000 for Mr. Pragada represents a bonus awarded in recognition of his leadership role in the due diligence process, negotiations in connection with the CH2M acquisition and its successful closure. In fiscal 2017, the $350,000 for Mr. Pragada represents a portion of his hiring bonus in addition to the portion he received in fiscal 2016.

(3) Represents the grant date fair value of stock awards granted under the Stock Incentive Plan in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (FASB ASC Topic 718). Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company's 2018 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts. For the fiscal 2019 amounts, this column reflects the combined value of RSUs and PSUs granted in November 2018. At the highest level of performance, the value of such fiscal 2019 PSUs on the grant date would be: $12,599,891 for Mr. Demetriou; $2,820,224 for Mr. Berryman; $1,560,138 for Ms. Caruso; $2,640,258 for Mr. Hagen; $2,640,258 for Mr. Pragada; and $1,199,882 for Mr. Tyler. At the highest level of performance, the value of such fiscal 2018 PSUs on the grant date would be: $10,800,159 for Mr. Demetriou; $2,400,007 for Mr. Berryman; $2,009,989 for Mr. Hagen; and $2,040,070 for Mr. Pragada. At the highest level of performance, the value of such fiscal 2017 PSUs on the grant date would be: $9,000,174 for Mr. Demetriou; $2,040,089 for Mr. Berryman; $1,740,138 for Mr. Hagen; and $1,740,138 for Mr. Pragada.

(4) Represents the annual incentive awards earned in each fiscal year pursuant to the MIP, as determined by the Compensation Committee. See "Compensation Discussion and Analysis—Compensation Elements—Short-Term Incentives" for a description of non-equity incentive plan compensation is determined for the NEOs.

(5) In fiscal 2019, all NEO's received a 401(k) Company match of $8,400, with the exception of Mr. Demetriou who received $8,188. Additionally, for fiscal 2019, Mr. Demetriou received $21,416 in dividend payments on unvested

2020 Proxy Statement | Jacobs 51

52 2020 Proxy Statement RSAs and RSUs at the time of vesting, to the extent not included in the fair market value of the grant previously reported, $67 for basic life insurance premiums paid for by the Company, $2,778 for spousal airfare and $1,440 for associated tax, as well as $16,209 for financial planning assistance, $2,531 for associated expenses and $3,411 for an annual health assessment. For fiscal 2019, Mr. Berryman received $4,996 in dividend payments on unvested RSAs and RSUs at the time of vesting, to the extent not included in the fair market value of the grant previously reported, $1,006 for basic life insurance premiums paid for by the Company, $1,149 for spousal airfare, $254 associated with spousal meal and $451 for associated tax, as well as $16,209 for financial planning assistance and $40 for associated expenses, and $4,109 for an annual health assessment. For fiscal 2019, Ms. Caruso received $2,538 in dividend payments on unvested RSAs and RSUs at the time of vesting, to the extent not included in the fair market value of the grant previously reported, $579 for basic life insurance premiums paid for by the Company, $4,033 for financial planning assistance and $29 for associated expenses, $3,143 for an annual health assessment and $5,084 associated with her relocation from California to Texas. For fiscal 2019, Mr. Hagen received $4,152 in dividend payments on unvested RSAs and RSUs at the time of vesting, to the extent not included in the fair market value of the grant previously reported, $905 for basic life insurance premiums paid for by the Company, $75 for his spouse’s meal and $48 for the associated tax, $16,209 for financial planning assistance and $13 for associated expenses, and $4,133 for an annual health assessment. For fiscal 2019, Mr. Pragada, received $9,489 for dividend payments on unvested RSAs and RSUs at the time of vesting, to the extent not included in the fair market value of the grant previously reported, $966 for basic life insurance premiums paid for by the Company, $1,330 for his spouse’s airfare and $428 for the associated tax, $113,804 associated with his home disposition and household goods transport due to his relocation to Dallas, and $16,209 for financial planning assistance and $15 for associated expenses, and $4,082 for an annual health assessment. For fiscal 2019, Mr. Tyler received $1,703 in dividend payments on unvested RSAs and RSUs at the time of vesting, to the extent not included in the fair market value of the grant previously reported, $67 for basic life insurance premiums paid for by the Company, $16,209 for financial planning assistance and $25 for associated expenses, and $3,143 for an annual health assessment. Narrative Disclosure to Summary Compensation Table Payment of Dividends and Dividend Equivalent Rights The Company currently pays a quarterly cash dividend. Holders of RSAs are entitled to receive such cash dividends unless and until the holder forfeits the shares of common stock underlying the RSAs pursuant to the terms of the relevant award agreement. With respect to RSUs, if the Company pays a cash dividend on its outstanding common stock, then each holder of RSUs is credited with a dollar amount equal to (1) the per-share cash dividend, multiplied by (2) the total number of RSUs held by such individual on the record date for that dividend. These are referred to as Dividend Equivalents. Dividend Equivalents vest on the same schedule as the RSU to which they relate and will be paid to the award holder in cash when the share of common stock (or, in the case of cash-settled RSUs, the cash) underlying the RSU is delivered to the award holder.

2019 Grants of Plan-Based Awards

The table below summarizes all grants of plan-based awards to the NEOs in fiscal 2019:

		Estimated Future Payouts under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts under Equity Incentive Plan Awards						
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Steven J. Demetriou	11/7/2018							51,904			4,200,072
	11/7/2018				19,464	38,927	77,854				3,149,973
	11/7/2018				19,464	38,927	77,854				3,149,973
		563,063	2,252,250	4,504,500							
Kevin C. Berryman	11/7/2018							11,616			939,967
	11/7/2018				4,356	8,713	17,426				705,056
	11/7/2018				4,356	8,713	17,426				705,056
		214,500	858,000	1,716,000							
Joanne Caruso	11/7/2018							6,426			519,992
	11/7/2018				2,410	4,820	9,640				390,034
	11/7/2018				2,410	4,820	9,640				390,034
		150,000	600,000	1,200,000							
Terence D. Hagen	11/7/2018							10,874			879,924
	11/7/2018				4,078	8,157	16,314				660,064
	11/7/2018				4,078	8,157	16,314				660,064
		206,250	825,000	1,650,000							
Robert V. Pragada	11/7/2018							10,874			879,924
	11/7/2018				4,078	8,157	16,314				660,064
	11/7/2018				4,078	8,157	16,314				660,064
		206,250	825,000	1,650,000							
Michael R. Tyler	11/7/2018							4,944			400,068
	11/7/2018				1,853	3,707	7,414				299,970
	11/7/2018				1,853	3,707	7,414				299,970
		110,000	440,000	880,000							

(1) Amounts represent the 2019 projected award under the Management Incentive Plan (or MIP) based on the Company's internal plan at the start of fiscal 2019. See "Compensation Discussion and Analysis—Compensation Elements—Short-Term Incentives" above for a description of the MIP and the way bonuses are computed. The amounts reported in the "Threshold." "Target" and "Maximum" columns reflect estimated future payouts under the MIP.

(2) Amounts represent the threshold, target and maximum payout shares of awards of PSUs granted under the Stock Incentive Plan in fiscal 2019.

(3) Represents the RSUs granted under the Stock Incentive Plan.

(4) Represents the threshold, target and maximum payout shares of the grants of the EPS Based PSUs that each NEO could earn under the Stock Incentive Plan. The number of shares ultimately issued, which could be greater or less than target, will be based on achieving specific performance conditions. Please refer to "Compensation Discussion and Analysis—Compensation Elements—Equity Based Compensation—Fiscal 2019 Equity Awards—EPS Based Awards" for a discussion of how the number of shares ultimately issued will be determined.

(5) Represents the threshold, target and maximum payout shares of the grants of the ROIC Based PSUs that each NEO could earn under the Stock Incentive Plan. The number of shares ultimately issued, which could be greater or less than target, will be based on achieving specific performance conditions. Please refer to "Compensation Discussion and Analysis—Compensation Elements—Equity Based Compensation—Fiscal 2019 Equity Awards" for a discussion of how the number of shares ultimately issued will be determined.

(6) Represents the grant date fair value of RSUs and PSUs granted (assuming target level of shares) under the Stock Incentive Plan computed in accordance with FASB ASC Topic 718. The grant date fair value for the November 7, 2018, award was $80.92. Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company's 2019 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts. See "—Narrative Disclosure to Summary Compensation Table—Payment of Dividends and Dividend Equivalent Rights" above and "Compensation Discussion and Analysis—Compensation Elements—Equity-Based Compensation—Dividend Equivalents" above for more information regarding Dividend Equivalents.

2020 Proxy Statement | Jacobs 53

Outstanding Equity Awards of NEOs at 2019 Fiscal Year-End

Outstanding Equity Awards at Fiscal Year-End for 2019									
		Option Awards				Stock Awards			
		Number of Securities Underlying Unexercised Options [1]		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Grant Date	Exercisable #	Unexercisable #	($) [2]		(#)(3)	($)(4)	(#)(5)	(#)(6)
Steven J. Demetriou									
	8/17/2015	102,259		43.94	8/17/2025				-
	11/19/2015	74,054	24,685	42.74	11/19/2025	7,488	679,087		
	11/16/2016					25,585	2,320,304	38,377	6,960,820
	11/16/2016							38,377	6,960,820
	11/29/2017					41,647	3,776,966	41,648	7,554,114
	11/29/2017							41,648	7,554,114
	11/7/2018					51,904	4,707,174	38,927	7,060,579
	11/7/2018							38,927	7,060,579
Kevin C. Berryman									
	12/30/2014	49,000		45.16	12/30/2024				-
	5/28/2015	17,000		43.34	5/28/2025				
	11/19/2015	18,513	6,172	42.74	11/19/2025	1,872	169,772		
	11/16/2016					5,800	526,002	8,699	1,577,825
	11/16/2016							8,699	1,577,825
	11/29/2017					9,255	839,336	9,255	1,678,672
	11/29/2017							9,255	1,678,672
	11/7/2018					11,616	1,053,455	8,713	1,580,364
	11/7/2018							8,713	1,580,364
Joanne E. Caruso									
	5/28/2015					375	34,009		
	11/19/2015					790	71,645		
	11/16/2016					1,280	116,083		
	1/12/2017					654	59,311		
	11/29/2017					2,778	251,937	2,776	503,511
	11/29/2017							2,776	503,511
	11/7/2018					6,426	582,774	4,820	874,252
	11/7/2018							4,820	874,252
Terence D. Hagen									
	11/19/2015	-	4,822	42.74	11/19/2025	1,463	132,679		
	11/16/2016					4,947	448,643	7,420	1,345,840
	11/16/2016							7,420	1,345,840
	11/29/2017					7,752	703,029	7,751	1,405,876
	11/29/2017							7,751	1,405,876
	11/7/2018					10,874	986,163	8,157	1,479,517
	11/7/2018							8,157	1,479,517

54 Jacobs | 2020 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End for 2019									
		Option Awards				Stock Awards			
		Number of Securities Underlying Unexercised Options [(1)]		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Grant Date	Exercisable #	Unexercisable #	($) [(2)]		(#)(3)	($)(4)	(#)(5)	(#)(6)
Robert V. Pragada									
	2/1/2016	16,040	5,347	39.13	2/1/2026	8,051	730,145		
	11/16/2016					4,947	448,643	7,420	1,345,840
	11/16/2016							7,420	1,345,840
	11/29/2017					7,867	713,458	7,867	1,426,916
	11/29/2017							7,867	1,426,916
	11/7/2018					10,874	986,163	8,157	1,479,517
	11/7/2018							8,157	1,479,517
Michael R. Tyler									
	7/25/2013	6,000	-	60.08	7/25/2023				
	5/22/2014	4,500	-	53.17	5/22/2024				
	5/28/2015	4,000	-	43.34	5/28/2025				
	11/19/2015	2,893	1,929	42.74	11/19/2025	585	53,054		
	11/16/2016					2,047	185,642	3,071	557,018
	11/16/2016							3,071	557,018
	1/18/2017					1,724	156,350		
	11/29/2017					4,629	419,804	4,627	839,245
	11/29/2017							4,627	839,245
	11/7/2018					4,944	448,371	3,707	672,376
	11/7/2018							3,707	672,376

(1) All stock options have a total term of 10 years from the date of grant and all remaining unvested option grants vest at the rate of 25% per year beginning on the first anniversary of the grant date.

(2) All outstanding stock options were granted under the Stock Incentive Plan with an exercise price equal to the closing price of a share of the Company's common stock as quoted by the NYSE Composite Price History on the grant date.

(3) Represents the number of unvested shares of RSAs and RSUs granted under the Stock Incentive Plan. The RSAs and RSUs vest ratably over 4 years beginning on the first anniversary of the grant date. RSU grants include dividend equivalent rights, that accumulate and vest on the same schedule as the RSU to which they relate and will be paid to the award holder in cash at the same time the share of common stock underlying the RSU is delivered to the award holder. RSA grants are entitled to receive cash dividends unless and until the holder forfeits the shares of common stock underlying the RSAs, pursuant to the terms of the relevant award agreement.

(4) The market value of outstanding awards of RSAs and RSUs is computed using the closing price of the Company's common stock as quoted by the NYSE Composite Price History at September 27, 2019, which was $90.69.

(5) Represents the number of unvested target shares of PSUs (EPS Based PSUs and ROIC Based PSUs) granted under the Stock Incentive Plan. The awards of PSUs vest based on actual performance at the expiration of 3 years from the grant date.

2020 Proxy Statement | **Jacobs** 55

56 2020 Proxy Statement (6) The market value of outstanding PSUs (EPS Based PSUs and ROIC Based PSUs) was computed by using $90.69, the closing price of the Company’s common stock as quoted by the NYSE Composite Price History at September 27, 2019. Option Exercises and Stock Vested in Fiscal 2019 The following table provides information on stock options that were exercised and on restricted stock that vested in fiscal 2019 for our NEOs: (1) Value is based on the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History on the vesting date and include cash dividends paid on RSAs and cash dividend equivalents, to the extent not included in the fair market value of the grant previously reported. Non-Qualified Deferred Compensation As described above, employees, including NEOs, meeting certain compensation minimums may elect to participate in the Company’s executive deferral plans (or EDPs) whereby a portion of compensation (including salary, bonus and/or equity compensation) is deferred and paid to the employee at some future date. The EDPs are non-qualified deferred compensation programs that provide benefits payable to directors, officers, and certain key employees or their designated beneficiaries at specified future dates, and upon retirement or death. Participant contributions are credited with earnings and losses based upon the actual performance of the deemed investments selected by participants. For the EDPs in which the NEOs participate (the Variable Plans), accounts are credited (or debited) based on the actual earnings (or losses) of the deemed investments selected by the individual participants. Participation in the EDPs is voluntary. All EDPs operate under a single trust. Although there are certain change in control features within the EDPs, no benefit enhancements occur upon a change in control. The investment options are notional and used for measurement purposes only. The NEOs do not own any units in the actual funds. In general, the investment options consist of several mutual and index funds comprising stocks, bonds, and money market accounts. The following table shows the EDP account activity during fiscal 2019 for the NEOs. Prior to fiscal 2018, executive officers were only permitted to defer salary and cash bonus amounts. Beginning in fiscal 2018, executive officers could also defer equity awards. Stephen J. Demetriou 164,841 1 0,949,555 Kevin C. Berryman 40,527 2,689,848 Joanne E. Caruso 3,682 263,623 Terence D. Hagen 52,463 1 ,901,583 32,041 2,128,263 Robert V. Pragada 42,138 2,782,391 Michael R. Tyler 15,792 317,950 14,223 941,002 Option Exercised and Stock Vested for 2019 Name Option Awards Stock Awards Number of Shares Acquired on Exercise (#) Value Realized on Exercise ($) Number of Shares Acquired on Vesting (#) Value Realized on Vesting ($) (1)

2020 Proxy Statement 57 (1) All executive contributions are included in the Summary Compensation Table under the “Salary” and “Non-Equity Incentive Plan Compensation” columns. (2) Earnings are included in the Summary Compensation Table to the extent they exceed 120% of the IRS prescribed applicable federal rate. (3) Balances at the end of the fiscal year consist of (1) salary bonus and equity compensation deferrals made by the executive over time, beginning when the executive first joined the plan, plus (2) all earnings and losses credited on all deferrals, less (3) all pre-retirement distributions, if any, taken by the executive since the executive first joined the plan. Steven J. Demetriou Variable Plans—14,772—360,152 Kevin C. Berryman Variable Plans 115,788 26,510—596,357 Joanne E. Caruso Variable Plans — — Terence D. Hagen Variable Plans—3,176—48,498 Robert V. Pragada Variable Plans — — Michael R. Tyler Variable Plans — — Nonqualified Deferred Compensation for 2019 Name Deferred Compensation Plan Executive Contribution During Last Fiscal Year ($)(1) Aggregate Earnings During Last Fiscal Year ($)(2) Aggregate Withdrawals / Distributions During Last Fiscal Year ($) Aggregate Balance at Last Fiscal Year End ($)(3)

Compensation Under Various Termination Scenarios

The following table quantifies the estimated severance and benefits payable to the NEOs as a result of the following terminations of employment on September 27, 2019: (1) termination in connection with a change in control, (2) termination due to death or disability, (3) retirement approved by the Compensation Committee, and (4) involuntary termination without cause.

	Change In Control ($)	Death or Disability ($)(6)	Approved Retirement ($)(7)	Involuntary Termination ($)(8)
Steven J. Demetriou				
Non-Equity Incentive Compensation(1)	2,252,250	2,252,250		
Unvested In-The-Money Stock Options(2)	1,183,646	1,183,646		
Unvested Stock Awards(3)	11,483,531	11,483,531		6,792,998
Unvested Performance Share Units(4)	34,211,027	25,163,900		12,959,838
Severance Benefits(5)	7,295,470			5,471,603
Total	**56,425,923**	**40,083,327**		**25,224,440**
Kevin C. Berryman				
Non-Equity Incentive Compensation(1)	858,000	858,000		
Unvested In-The-Money Stock Options(2)	295,947	295,947		
Unvested Stock Awards(3)	2,588,565	2,588,565		1,535,472
Unvested Performance Share Units(4)	7,667,344	5,651,197		2,879,930
Severance Benefits(5)	1,667,459			1,667,459
Total	**13,077,316**	**9,393,709**		**6,082,861**
Joanne E. Caruso				
Non-Equity Incentive Compensation(1)	600,000	600,000		
Unvested In-The-Money Stock Options(2)	-	-		
Unvested Stock Awards(3)	1,115,759	1,115,759		590,981
Unvested Performance Share Units(4)	1,881,273	1,128,713		863,823
Severance Benefits(5)	1,236,411			1,236,411
Total	**4,833,443**	**2,844,472**		**2,691,216**
Terence D. Hagen				
Non-Equity Incentive Compensation(1)		825,000		
Unvested In-The-Money Stock Options(2)	231,215	231,215		
Unvested Stock Awards(3)	2,270,515	2,270,515		703,029
Unvested Performance Share Units(4)	6,619,572	4,866,398		1,709,607
Severance Benefits				
Total	**9,121,302**	**8,193,128**		**2,412,636**
Robert V. Pragada				
Non-Equity Incentive Compensation(1)	825,000	825,000		
Unvested In-The-Money Stock Options(2)	275,691	275,691		
Unvested Stock Awards(3)	2,878,410	2,878,410		1,474,030
Unvested Performance Share Units(4)	6,661,652	4,891,984		2,448,018
Severance Benefits(5)	1,611,411			1,611,411
Total	**12,252,164**	**8,871,085**		**5,533,459**
Michael R. Tyler				
Non-Equity Incentive Compensation(1)	440,000	440,000		
Unvested In-The-Money Stock Options(2)	92,496	92,496		
Unvested Stock Awards(3)	1,263,221	1,263,221		755,946
Unvested Performance Share Units(4)	3,314,507	2,362,557		1,439,809
Severance Benefits(5)	1,020,485			1,020,485
Total	**6,130,709**	**4,158,273**		**3,216,241**

58 Jacobs | 2020 Proxy Statement

2020 Proxy Statement 59 (1) The amount of annual incentive compensation that would be paid assuming a termination of employment as of September 27, 2019. (2) The amount that would be earned related to unvested in-the-money options as of September 27, 2019. Value is based on the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History at September 27, 2019, of $90.69, minus the cost of the option (i.e., the exercise price). (3) The amount that would be earned related to unvested RSAs and RSUs as of September 27, 2019. Value is computed by using the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History at September 27, 2019, of $90.69. (4) The amount that would be earned related to unvested PSUs as of September 27, 2019. Upon a qualifying termination of employment during the 2-year period following a change in control, outstanding PSUs would vest and be earned based on actual performance at the time of the qualifying termination of employment. Upon death or disability, PSUs would remain outstanding and became earned based on actual performance at the end of the performance period. For all NEO’s other than Mr. Hagen, upon an involuntary termination of employment without cause, in the absence of a change in control, PSUs that are scheduled to vest within the 9-month period following the date of termination will remain outstanding and become earned based upon actual performance, as provided for in the Executive Severance Plan. For purposes of the amounts reported in the table, we assumed current achievement estimates for all outstanding PSUs and multiplied such target number of PSUs by the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History at September 27, 2019, of $90.69. (5) In the event of a qualifying involuntary termination during the 2-year period following a change in control, all NEOs (other than Mr. Hagan) receive the following benefits under the Executive Severance Plan: (1) a lump sum cash payment equal to 2 times (for the CEO) or 1 times (for the other NEOs) the sum of the participant’s (x) base salary and (y) target annual incentive award; (2) a lump sum cash payment equal to the participant’s target annual incentive award, prorated based on the number of days the participant was employed during the fiscal year of termination; and (3) a lump sum cash payment equal to 2 times (for the CEO) or 1 times (for the other NEOs) the sum of (x) the annual COBRA premium for continued participation in the Company’s group health plans and (y) the annual fee for continued receipt of financial advisory services. In addition, the participant’s unvested and outstanding equity awards will vest in full, with PSUs vesting based on actual performance as of the date of such qualifying termination of employment. (6) In the event of a termination of employment due to death or disability, the NEOs will receive the following benefits: (i) in the event of the NEO’s death, an amount equal to the NEO’s target annual incentive award, prorated for the number of days worked during the fiscal year, and (ii) accelerated vesting of all outstanding options, RSAs and RSUs, and outstanding PSUs will remain outstanding and become earned based on actual performance at the end of the applicable performance period. (7) None of the NEOs qualify for “Retirement” benefits. (8) In the event of a qualifying involuntary termination of employment unrelated to a change in control, all NEOs (other than Mr. Hagen) receive the following benefits under the Executive Severance Plan: (1) a lump sum cash payment equal to 1.5 times (for the CEO) or 1 times (for the other NEOs and covered executives) the sum of the participant’s (x) base salary and (y) target annual incentive award; and (2) a lump sum cash payment equal to 1.5 times (for the CEO) or 1 times (for the other NEOs and covered executives) the sum of (x) the annual COBRA premium for continued participation in the Company’s group health plans and (y) the annual fee for continued receipt of financial advisory services. In addition, the participant’s unvested and outstanding equity awards that are scheduled to vest within the 9-month period following the date of termination will continue to vest in accordance with their original vesting schedule, but the NEOs do not recognize any value for these at the time of separation.

Equity Compensation Plan Information

The following table presents certain information about our equity compensation plans as of September 27, 2019:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights (Column A)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (Column B)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities Reflected in Column A) (Column C)
Equity compensation plans approved by shareholders [(1)]	926,606	$45.48	5,228,661
Equity compensation plans not approved by shareholders	—	—	—
Total	926,606	$45.48	5,228,661

(1) The number in Column A excludes purchase rights accruing under our two, broad-based, shareholder-approved employee stock purchase plans: the Jacobs Engineering Group Inc. 1989 Employee Stock Purchase Plan, as amended and restated (the ESPP), and the Jacobs Engineering Group Inc. Global Employee Stock Purchase Plan, as amended and restated (the Global ESPP). These plans give employees the right to purchase shares at an amount and price that are not determinable until the end of the specified purchase periods, which occur monthly. Our shareholders have authorized a total of 32.3 million shares of common stock to be issued through the ESPP and the Global ESPP. From the inception of the ESPP and the Global ESPP through September 27, 2019, a total of 28.4 million shares have been issued, leaving 3.9 million shares of common stock available for future issuance at that date.

Pay Ratio

The following table sets forth the ratio of our CEO's total compensation to that of our median employee for fiscal 2019.

CEO total annual compensation	$14,627,254
Median Employee total annual compensation	$79,733
Ratio of CEO to Median Employee total annual compensation	183 to 1

SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported above may not be comparable to the pay ratio reported by other companies, as other companies may have utilized different methodologies and have different employment and compensation practices. The pay ratio above is a reasonable estimate calculated in a manner consistent with SEC rules as well as the methodology described below.

To determine the median employee, we used annual base compensation as the consistently applied compensation measure and selected July 1, 2019, as our measurement date. For full-time, salaried employees, annual base compensation was base salary, and for part-time, temporary and seasonal employees, it was the employee's hourly rate multiplied by the number of hours worked. We annualized salaries and wages for our full and part-time employees who were not employed for the full year. For purposes of this disclosure, we used the U.S. dollar equivalent of the local currency, based on the average exchange rate for the 3-month period ended June 30, 2019, for each such foreign currency. Using this methodology, we determined that our median employee was a full-time, salaried employee located in Canada. After identifying the median employee, we calculated such median employee's total annual compensation in the same manner as we calculated our CEO's total annual compensation in the Summary Compensation Table on page 51.

As permitted by SEC rules, we excluded all non-U.S. employees in each of the following countries in determining our median employee: Afghanistan (43), Armenia (13), Bahrain (3), China (75), Denmark (11), Djibouti (2), France (34), Germany (111), Guam (1), Hong Kong (317), Indonesia (51), Iraq (13), Italy (248), Japan (10), Kazakhstan (16), Korea, Republic of (41), Kuwait (10), Malaysia (272), Morocco (3), Netherlands (7), Oman (1), Panama (1), Philippines (191), Qatar (265), Romania (25), Saint Helena (3), Saudi Arabia (97), Singapore (333), Sweden (4), Switzerland (52), Taiwan (4), Thailand (53), Trinidad and Tobago (2). In aggregate, we excluded a total of 2,312 employees from 33 countries, representing less than 5% of the Company's total workforce of approximately 56,424 people on July 1, 2019.

60 Jacobs | 2020 Proxy Statement

2020 Proxy Statement 61 PROPOSAL NO. 3 — RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP What are you voting on? The Audit Committee has appointed Ernst & Young LLP (EY) to audit the consolidated financial statements of the Company as of October 2, 2020, and for the fiscal year then ended. At the Annual Meeting, shareholders will be asked to ratify the appointment of EY. The Audit Committee’s decision to re-appoint our independent auditor was based on the following considerations: • The quality and performance of the lead audit partner and the overall engagement team; • EY’s knowledge of the industries and markets in which the Company operates; • EY’s knowledge of the Company’s operations; • EY’s global capabilities and technical expertise; • EY’s independence and objectivity; and • The potential impact of rotating to another independent audit firm. The Company is not required to submit the selection of the independent registered public accounting firm to shareholders for approval but is doing so as a matter of good corporate governance. If the appointment of EY is not ratified by a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting, then the Audit Committee will consider the appointment of other independent auditors whose selection for any period subsequent to the Annual Meeting will be subject to ratification by the shareholders at the 2021 annual meeting. Representatives of EY are expected to attend the Annual Meeting, will have an opportunity to make a statement and are expected to be available to respond to appropriate questions. What is the Vote Required? The affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote is necessary to ratify the appointment of EY as the Company’s independent registered public accounting firm for the fiscal year ending October 2, 2020. Abstentions have the same effect as a vote against the proposal. The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending October 2, 2020.

62 2020 Proxy Statement REPORT OF THE AUDIT COMMITTEE The Audit Committee hereby reports as follows: 1. Management has primary responsibility for the accuracy and fairness of the Company’s consolidated financial statements as well as the processes employed to prepare the financial statements, and the system of internal control over financial reporting. 2. The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the Company’s accounting, financial reporting, financial practices, and system of internal controls. As part of its oversight role, the Audit Committee has reviewed and discussed with the Company’s management the Company’s audited consolidated financial statements included in its 2019 Annual Report on Form 10-K. 3. The Audit Committee has discussed with the Company’s internal auditors and the Company’s independent registered public accounting firm, Ernst & Young LLP (EY), the overall scope of and plans for their respective audits. The Audit Committee has met with the internal auditors and EY, separately and together, with and without management present, to discuss the Company’s financial reporting processes and system of internal control over financial reporting in addition to those matters required to be discussed with the independent auditors under the rules adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. 4. The Audit Committee has received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with EY their independence. 5. The Audit Committee has adopted pre-approval policies and procedures for certain audit and non-audit services which EY provides. In developing these policies and procedures, the Audit Committee considered the need to ensure the independence of EY while recognizing that in certain situations EY may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. The policies and procedures adopted by the Audit Committee allow the general preapproval by the Audit Committee of certain services, such as audit-related services (which include providing accounting and auditing consultation and due diligence services), and tax services (which include general tax compliance, tax research, and planning services), without a specific, case-by-case consideration of each of the services to be performed by EY. The policies and procedures require that any other service, including the annual audit services and any other attestation service, be expressly and specifically approved by the Audit Committee prior to such services being performed by EY. In addition, any proposed services exceeding the general pre-approved cost levels or budgeted amounts require specific pre-approval by the Audit Committee. The Audit Committee considers whether all pre-approved services are consistent with the SEC’s rules and regulations on auditor independence. 6. Based on the review and discussions referred to in paragraphs (1) through (5) above, the Audit Committee recommended to the Board of Directors and the Board of Directors has approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2019, for filing with the SEC. Joseph R. Bronson, Chair Linda Fayne Levinson Barbara L. Loughran Robert A. McNamara Barry L. Williams

2020 Proxy Statement 63 AUDIT AND NON-AUDIT FEES Set forth below are the fees for services rendered by our independent registered public accounting firm, EY, for the fiscal periods indicated, all of which were approved by the Audit Committee pursuant to the approval policies under “Report of the Audit Committee” described above. Type of Fees Description 2019 2018 Audit Fees Consist of fees for professional services provided in connection with the annual audit of the Company’s consolidated financial statements; the reviews of the Company’s quarterly financial statements included in the Company’s reports on Form 10- Q; the rendering of an opinion pursuant to Section 404 of the Sarbanes-Oxley Act of 2002; and the services that an independent auditor would customarily provide in connection with audits of the Company’s subsidiaries, other regulatory filings, and similar engagements for each fiscal year shown, such as attest services, consents, and reviews of documents filed with the SEC. $9,404,088 $10,652,144 Audit-Related Fees Consist of fees for services that are reasonably related to the performance of the audit or review of the Company’s financial statements not reported under “Audit Fees” above, including fees for the performance of audits and attest services not required by statute or regulations; audits of the Company’s employee benefit plans; due diligence activities related to mergers, acquisitions, and investments; contractor’s license compliance procedures; and accounting consultations about new accounting pronouncements and the application of generally accepted accounting principles to proposed transactions. $485,300 $973,648 Tax Fees Consist of fees for tax compliance, tax planning, and tax advice. Corporate tax services provided encompass a variety of permissible services, including technical tax advice related to U.S. and international tax matters; assistance with foreign income and withholding tax matters; assistance with sales tax, value added tax, and equivalent tax related matters in local jurisdictions; preparation of reports to comply with local tax authority transfer pricing documentation requirements; and assistance with tax audits. $3,996,000 $2,336,522 All Other Fees $0 $0 Total $13,885,388 $13,962,314 What our Audit Committee considered when engaging EY for fiscal 2020: ✓ EY’s independence and integrity ✓ EY’s competence and its compliance with regulations ✓ The business acumen, value-added benefit, continuity and consistency, and technical and core competency provided by the engagement team ✓ The effectiveness of EY’s processes, including its quality control, timeliness and responsiveness, and communication and interaction with the Company’s leadership ✓ EY’s efforts toward efficiency, including with respect to process improvements and fees

64 2020 Proxy Statement SECURITY OWNERSHIP The following tables, based in part upon information supplied by officers and directors and certain shareholders, sets forth certain information regarding the ownership of the Company’s common stock as of November 29, 2019, by (1) all those persons known by the Company to be beneficial owners of more than 5% of the outstanding shares of common stock, (2) each director and nominee for director, (3) each NEO, and (4) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of these shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable. Security Ownership of Certain Beneficial Owners Name and Address Amount and Nature of Ownership of Beneficial Ownership Percentage of Class(1) The Vanguard Group 15,020,706 (2) 11.3% 100 Vanguard Blvd. Malvern, PA 19355 State Street Corporation 9,297,339 (3) 7.0% State Street Financial Center One Lincoln Street Boston, MA 02111 Blackrock, Inc. 8,955,700 (4) 6.7% 55 East 52nd Street New York, NY 10055 PRIMECAP Management Company 7,831,072 (5) 5.9% 177 E. Colorado Blvd., 11th Floor Pasadena, CA 91105 (1) Calculated based on 133,249,387 shares of common stock outstanding as of the Record Date. (2) Based solely on the information set forth in a Form 13F filed by The Vanguard Group Inc. with the SEC on November 14, 2019. Based on such filing, The Vanguard Group Inc. has shared dispositive power with respect to 177,990 shares and sole dispositive power with respect to 1,484,2716, and sole voting power with respect to 152,486 shares and shared voting power with respect to 32,936 shares. (3) Based solely on the information set forth in a Form 13F filed by State Street with the SEC on November 14, 2019. Based on such filing, State Street has shared dispositive power with respect to all of the shares, and sole voting power with respect to 4,822,654 shares and shared voting power with respect to 4,044,386 shares. (4) Based solely on the information set forth in a Form 13F filed by Blackrock, Inc. with the SEC on November 8, 2019. Based on such filing, Blackrock, Inc. has sole dispositive power with respect to all of the shares, sole voting power with respect to 7,961,319 shares. (5) Based solely on the information set forth in a Form 13F filed by PRIMECAP Management Company with the SEC on November 13, 2019. Based on such filing, PRIMECAP Management Company has sole dispositive power with respect to all of the shares and sole voting power with respect to 3,955,813 shares.

2020 Proxy Statement 65 Security Ownership of Directors, Nominees, and Management Name Number of Shares of Common Stock Number of Shares of Common Stock Relating to Unexercised Stock Options (1) Total Number of Shares Beneficially Owned Percent of Class (2) Independent Directors: (3) Joseph R. Bronson 28,802—28,802 * Robert C. Davidson, Jr. 31,262 23,625 54,887 * General Ralph E. Eberhart 13,962 17,125 31,087 * Georgette D. Kiser ——* Linda Fayne Levinson 53,462 23,625 77,087 * Barbara L. Loughran ——* Robert A. McNamara 7,403—7,403 * Peter J. Robertson (4) 32,962 23,625 56,587 * Christopher M.T. Thompson (5) 27,962 17,125 45,087 * Barry L. Williams 26,640—26,640 * Named Executive Officers: Steven J. Demetriou 299,181 200,998 500,179 * Kevin C. Berryman 115,998 90,685 206,683 * Joanne E. Caruso 13,794—13,794 * Terence D. Hagen 43,500 4,822 48,322 * Robert V. Pragada 71,452 16,040 87,492 * Michael R. Tyler 16,803 19,322 36,125 * All directors and executive officers as a group 794,927 442,617 1,237,544 1% * Less than 1% (1) Includes only those unexercised options that are exercisable or will become exercisable within 60 days of the Record Date. (2) Calculated based on 133,249,387 shares of common stock outstanding as of the Record Date and the relevant number of shares of common stock issuable upon exercise of stock options which are exercisable or will be exercisable within 60 days of the Record Date. (3) For independent directors, includes common stock that has vested but will not distribute until such director retires or otherwise leaves the Board and common stock issuable upon restricted stock units that vest within 60 days of the Record Date. (4) Mr. Robertson shares voting and dispositive power with his spouse as to 12,000 shares that are held in a living trust. (5) Mr. Thompson shares voting and dispositive power with his spouse as to 10,000 shares that are held in a living trust.

66 2020 Proxy Statement SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own beneficially more than 10% of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% of the shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from its directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater than 10% of beneficial owners were complied with on a timely basis during fiscal 2018. EXECUTIVE OFFICERS For information about the executive officers of the Company, see Part I, Item 1 — Business in the Company’s 2019 Annual Report on Form 10-K. SHAREHOLDERS’ PROPOSALS Only shareholders meeting certain criteria outlined in the Company’s Bylaws are eligible to submit nominations for election to the Board of Directors or to bring other proper business before an annual meeting. Under the Company’s Bylaws, shareholders who wish to nominate persons for election to the Board of Directors or bring other proper business before an annual meeting must give proper notice to the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Therefore, notices regarding nominations of persons for election to the Board of Directors and other proper business for consideration at the 2021 annual meeting of shareholders must be submitted to the Company no earlier than September 16, 2020, and no later than October 16, 2020. Notices regarding nominations and other proper business must include certain information concerning the nominee or the proposal and the proponent’s ownership of common stock of the Company, in each case as set forth in the Company’s Bylaws. Nominations or other proposals not meeting these requirements will not be entertained at the annual meeting. The Secretary of the Company should be contacted in writing at the address on the first page of this Proxy Statement to submit a nomination or bring other proper business or to obtain additional information as to the proper form of a nomination. To be included in the Company’s Proxy Statement and form of proxy relating to the 2021 annual meeting, proposals of shareholders must be received by the Secretary of the Company no later than August 7, 2020. If timely notice of a shareholder proposal is not received by the Company, then the proxies named on the proxy cards distributed by the Company for the annual meeting may use the discretionary voting authority granted to them by the proxy cards if the proposal is raised at the annual meeting, whether or not there is any discussion of the matter in the Proxy Statement. The 2021 annual meeting of shareholders is currently expected to be held on January 26, 2021. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS The Nominating and Corporate Governance Committee is responsible for the review, approval, or ratification of “related-person transactions” involving the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, executive officer, nominee for director, or 5% shareholder of the Company, and their immediate family members. The Company has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, in which the amount involved exceeds $100,000, and a related person has a direct or indirect material interest.

2020 Proxy Statement 67 The Nominating and Corporate Governance Committee has determined that each of the following transactions shall be deemed to be pre-approved under the Company’s policies and procedures referenced above: ï,· any transaction with another company for which a related person’s only relationship is as an employee (other than as an executive officer) if the amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue; ï,· any charitable contribution, grant, or endowment by the Company to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than as an executive officer) or a director, if the amount involved does not exceed the greater of $1 million or 2% of the charitable organization’s total annual receipts; ï,· compensation to executive officers determined by the Compensation Committee; ï,· compensation to directors as reported in the Company’s proxy statement; ï,· transactions in which all security holders receive proportional benefits; and ï,· transactions where the rates or charges involved are determined by competitive bids. Any transaction involving related persons that exceeds $100,000 and that does not fall within the categories described above is presented to the Nominating and Corporate Governance Committee for review. The Committee determines whether the related person has a direct or indirect material interest in the transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion. In determining whether to approve or ratify the transaction, the Nominating and Corporate Governance Committee considers, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. HOUSEHOLDING OF PROXY MATERIALS The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement, annual report or Notice of Internet Availability of Proxy Materials, as applicable to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you provide us with contrary instructions. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, annual report or Notice of Internet Availability of Proxy Materials, as applicable, or if you are receiving multiple copies of such proxy materials and wish to receive only one set, please notify your broker if your shares are held in a brokerage account or the Company if you hold common stock directly. Promptly upon receiving a written or oral request, a separate copy of the proxy statement, annual report or Notice of Internet Availability of Proxy Materials, as applicable, will be delivered to you. Requests in writing should be addressed to the address below. Requests may also be made by calling (214) 638-0145. Jacobs Engineering Group Inc. Attention: Investor Relations 1999 Bryan Street, Suite 1200 Dallas, Texas, 75201

68 2020 Proxy Statement ANNUAL REPORT, FINANCIAL AND ADDITIONAL INFORMATION The Company’s annual audited financial statements and review of operations for fiscal 2019 can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2019. A copy of the 2019 Form 10-K is being made available to each shareholder of record on the Record Date concurrently with this Proxy Statement. You can access a copy of our 2019 Annual Report on Form 10-K on the secure website disclosed in both the Notice of Internet Availability of Proxy Materials you received and in this Proxy Statement as well as on the Company’s website at www.jacobs.com. The Company will furnish without charge a copy of the 2019 Form 10-K, including the financial statements and any schedules thereto, to any person following the instructions for requesting written copies of the proxy materials as set forth in the Notice of Internet Availability of Proxy Materials or to any person requesting in writing and stating that he or she was the beneficial owner of the Company’s common stock on November 21, 2019. The Company will also furnish copies of any exhibits to the 2019 Form 10-K to eligible persons requesting exhibits at a cost of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to: Jacobs Engineering Group Inc. Attention: Investor Relations 1999 Bryan Street, Suite 1200 Dallas, Texas, 75201 OTHER BUSINESS The Board of Directors does not intend to present any other business for action at the Annual Meeting and does not know of any business intended to be presented by others. Michael R. Tyler Senior Vice President, General Counsel and Secretary Dallas, Texas

Notice of 2020 Annual Meeting of Shareholders & Proxy Statement 1999 Bryan Street, Suite 1200 Dallas, Texas 75201 USA +1.214.638.0145 | jacobs.com Jacobs Challenging today Reinventing tomorrow.

JACOBS ENGINEERING GROUP INC.
1999 BRYAN STREET
SUITE 1200
DALLAS, TX 75201

There are three ways to vote your proxy.

Your telephone or Internet vote authorizes the proxies named on the reverse side to vote the shares held in this account in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on Monday, January 13, 2020 for shares held directly and by 11:59 p.m. Eastern Time on Thursday, January 9, 2020 for shares held in a Jacobs Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on Monday, January 13, 2020 for shares held directly and by 11:59 p.m. Eastern Time on Thursday, January 9, 2020 for shares held in a Jacobs Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JACOBS ENGINEERING GROUP INC.

The Board of Directors recommends a vote FOR each Nominee for Director and FOR Proposals 2 and 3.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Steven J. Demetriou	☐	☐	☐
1b. Christopher M.T. Thompson	☐	☐	☐
1c. Joseph R. Bronson	☐	☐	☐
1d. Robert C. Davidson, Jr.	☐	☐	☐
1e. General Ralph E. Eberhart	☐	☐	☐
1f. Georgette D. Kiser	☐	☐	☐
1g. Linda Fayne Levinson	☐	☐	☐
1h. Barbara L. Loughran	☐	☐	☐
1i. Robert A. McNamara	☐	☐	☐
1j. Peter J. Robertson	☐	☐	☐

	For	Against	Abstain
2. Advisory vote to approve the Company's executive compensation.	☐	☐	☐
3. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm.	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH DIRECTOR NOMINEE AND FOR PROPOSALS 2 AND 3.

Please sign as your name(s) appear(s) on this proxy. If held in joint tenancy, all holders must sign. Trustees, administrators, etc. should include their title and authority. Corporations should provide the full name of the corporation and of the authorized officer signing this proxy.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

E87469-P30276-Z75872 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. JACOBS ENGINEERING GROUP INC. ANNUAL MEETING OF SHAREHOLDERS Tuesday, January 14, 2020, at 2:30 p.m., Eastern Standard Time Exploration Tower 670 Dave Nisbet Drive, Port Canaveral, Florida 32920 Jacobs Engineering Group Inc. 1999 Bryan Street, Suite 1200 proxy Dallas, Texas 75201 This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on January 14, 2020. The shares of stock held in this account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” the persons nominated as directors by the Board of Directors, “FOR” Proposals 2 and 3, and in the discretion of the proxies named below with respect to any other matters that may properly come before the Annual Meeting and all adjournments and postponements thereof. By signing the proxy, you revoke all prior proxies and appoint Steven J. Demetriou, Kevin C. Berryman and Michael R. Tyler, and each of them, as proxies, each with full power of substitution, to vote the shares held in this account on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments or postponements thereof. Retirement Savings Plan Participants. This card also constitutes voting instructions by the undersigned participant to the trustees of Jacobs Engineering Group Field Services 401(k) Plus Savings Plan and Trust; the Jacobs Engineering Group Inc. 401(k) Plus Savings Plan; the Jacobs Project Management Co. 401(k) Plus Savings Plan; the Jacobs Union 401(k) Plus Savings Plan or the Jacobs Technology Inc. Employees’ Savings Plan (collectively referred to as the Jacobs 401(k) Plans) for all shares votable by the undersigned Plan participant. The undersigned on the reverse side of this card authorizes and instructs Vanguard, as trustee of the Jacobs 401(k) Plans (“Trustee”), to vote all shares of the common stock of Jacobs Engineering Group Inc. allocated to the undersigned’s account under any of the Jacobs 401(k) Plans (as shown on the reverse side) at the 2020 annual meeting of shareholders, or at any adjournment thereof, in accordance with the instructions on the reverse side. The Trustee will vote the shares credited to this account in accordance with your instructions, provided the Trustee determines it can do so in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”). Pursuant to ERISA, the Trustee would only be prevented from voting the shares credited to this account in accordance with your instructions if the independent fiduciary of the Plan, State Street Global Advisors (“SSGA”), deems that following the instructions would be a violation of the trustee’s fiduciary duties. Your voting instructions must be received by January 9, 2020 at 11:59 p.m. Eastern Time. If you do not provide voting instructions or if your instructions are not received in a timely manner, SSGA will direct the Trustee, in SSGA’s discretion, how to vote these shares. All voting instructions for shares held in the Plan shall be confidential. If you vote by Phone or Internet, please do not mail your Proxy Card. See reverse for voting instructions.